Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Constellation Acquisition Corp I,

US Elemental Inc.,

CAC Merger Sub I LLC,

USE Merger Sub 2 Inc.,

and

HiTech Minerals Inc.

dated as of April 9, 2026

i

Exhibits

Exhibit A	Sponsor Support Agreement
Exhibit B	Shareholder Support Agreement
Exhibit C	Form Voting Agreement
Exhibit D	Plan of Initial Merger

Schedules

Schedule 7.4(c) (PubCo Officers)

SPAC Disclosure Letter

Company Disclosure Letter

INDEX OF DEFINED TERMS

Acquisition Closing	25
Acquisition Closing Date	25
Acquisition Effective Time	25
Acquisition Entity	62
Acquisition Merger	1
Acquisition Merger Consideration	6
Acquisition Merger Filing Documents	25
Action	6
Affiliate	6
Agreement	1
Anti-Corruption Laws	34
Anti-Money Laundering Laws	6
Articles of the Surviving Corporation	25
Audited Financial Statements	77
Authorization Notice	22
Benefit Plan	6
Business Combination	6
Business Day	6
Cayman Act	6
Change of Company Recommendation	71
Change of SPAC Board Recommendation	81
Charter of the Surviving Company	22
Closing Date	7
Code	7
Company	1
Company Acquisition Proposal	73
Company Approvals	32
Company Board	5
Company Board Recommendation	74
Company Charter	7
Company Charter Documents	30
Company Contract	7
Company Disclosure Letter	30
Company Financial Statements	36
Company IP	7
Company IT Systems	7
Company Material Adverse Effect	7, 92
Company Parent	1
Company Parent Board	71
Company Parent Group	102
Company Parent Shareholders’ Meeting	3
Company Post-Signing Financial Statements	77
Company Shareholder	8
Company Shares	7, 8

v

Company Termination Amount	95
Company Transaction Expenses	8
Company Written Consent	32
Competing SPAC	8
Constellation Group	101
Continuing Parent Loans	2
Continuing Sponsor Non-Transaction Loans	2
Continuing Sponsor Transaction Loans	2
Contract	8
Control	9
Controlled	9
Controlling	9
D&O Indemnified Parties	75
D&O Insurance	75
DGCL	9
Disclosure Letter	9
Dissenting SPAC Shareholders	29
Dissenting SPAC Shares	29
DLLCA	9
Encumbrance	9
Enforceability Exceptions	32
Environmental Laws	9
Equity Securities	9
ERISA	9
ERISA Affiliate	9
Event	10
Exchange Act	10
Existing Parent Loans	1
Existing Sponsor Loans	2
GAAP	10
Government Official	10
Governmental Authority	10
Governmental Order	10
Group	10
Group Companies	10
Group Company	10
Hazardous Materials	10
Indebtedness	11
Initial Closing	21
Initial Closing Date	21
Initial Merger	1
Initial Merger Consideration	11
Initial Merger Effective Time	22
Initial Merger Filing Documents	21
Initial Merger Sub 1 Interests	62

Initial PubCo Common Stock	62
Initial PubCo Merger Sub 2 Common Stock	62
Insurance Policies	47
Intellectual Property	11
Intended Tax Treatment	3
Interim Period	66
Investment Company Act	11
IPO	11, 95
IPO Price	11
K&E	101
Knowledge of SPAC	11
Knowledge of the Company	11
Latest Balance Sheet Date	36
Law	12
Leased Real Property	40
Liabilities	12
Lookback Cutoff Date	12
Made Available	12
Material Contract	38
Material Permits	34
Merger Sub 1	1
Merger Sub 2	1
Mergers	1
Mining Projects	12
Minimum Cash Condition	12
Mining Rights	12
Non-Recourse Parties	101
Non-Recourse Party	101
Notice Period	72
NRCA	13
Ordinary Course	13
Ordinary Shares	13
Organizational Documents	13
Other Transaction Expenses	13
Owned IP	13
Owned Property	40
Parent Loans	1
Patents	13
Perkins	102
Permitted Encumbrances	13
Person	14
PIPE Investment Amount	88
Plan of Acquisition Merger	14
Plan of Initial Merger	14
Privacy Laws	14
Prohibited Person	14
Proposed Changed Terms	73

Proxy Statement	14
Proxy/Registration Statement	83
PubCo	1
PubCo Charter	21
PubCo Common Shares	15
PubCo Incentive Plan	78
PubCo Initial Shareholder	15
PubCo Preferred Shares	15
PubCo Subscriber Share	62
PubCo Warrant	23
Real Property	15
Real Property Leases	40
Redeeming SPAC Shares	15
Registered IP	15
Registrable Securities	15
Registration Rights Agreement	4
Registration Statement	15
Regulatory Approvals	82
Related Party	15
Remaining Trust Fund Proceeds	28
Representatives	16
Sanctions	16
SEC	16
Securities Act	16
Shareholder Merger Consideration	16
Shareholder Support Agreement	3
Software	16
SPAC	1
SPAC Acquisition Proposal	16
SPAC Board	4
SPAC Charter	16
SPAC Class A Ordinary Shares	16
SPAC Class B Ordinary Shares	17
SPAC Disclosure Letter	51
SPAC Financial Statements	57
SPAC Material Adverse Effect	17, 93
SPAC Non-Transaction Expenses	17
SPAC Preference Shares	17
SPAC Private Placement Warrant	17
SPAC SEC Filings	59
SPAC Securities	17
SPAC Shareholder	17
SPAC Shareholder Redemption Amount	17
SPAC Shareholder Redemption Right	17
SPAC Shareholders’ Approval	17
SPAC Shareholders’ Meeting	85

SPAC Shares	17
SPAC Transaction Expenses	17
SPAC Treasury Shares	24
SPAC Unit	18
SPAC Warrants	18
Sponsor	3
Sponsor Financing	2
Sponsor Loans	2
Sponsor Support Agreement	3
Stockholder Litigation	87
Subsidiary	18
Superior Proposal	74
Surrender Shares	24
Surviving Company	1
Surviving Corporation	1
Tax	18
Tax Returns	18
Taxes	18
Terminating Company Breach	94
Terminating SPAC Breach	94
Third Party	71
Trade Secrets	18
Trademarks	18
Transaction Documents	19
Transaction Proposals	19
Transactions	19
Transfer Taxes	19
Trust Account	95
Trust Agreement	59
Trustee	59
U.S.	19
Unit Separation	23
Warrant Agreement	19
Written Objection	22

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of April 9, 2026 (this “Agreement”), is made and entered into by and among (i) US Elemental Inc., a Delaware corporation (“PubCo”), (ii) Constellation Acquisition Corp I, an exempted company incorporated under the laws of the Cayman Islands (“SPAC”), (iii) CAC Merger Sub I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) USE Merger Sub 2 Inc., a Nevada corporation and a directly wholly owned subsidiary of SPAC (“Merger Sub 2”), and (v) HiTech Minerals Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, SPAC is, as of the date hereof, a blank check company and incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly formed entity and was formed for the purpose of acquiring the SPAC and the Company;

WHEREAS, Merger Sub 1 is a newly incorporated entity wholly owned by PubCo and formed for the purpose of effectuating the Initial Merger;

WHEREAS, Merger Sub 2 is a newly incorporated entity wholly owned by SPAC formed for the purpose of effectuating the Acquisition Merger, and will be contributed and transferred to PubCo immediately following the Initial Merger Effective Time in accordance with Section 2.2(h);

WHEREAS, the parties desire and intend to effect a business combination transaction whereby (a) SPAC will merge with and into Merger Sub 1 (the “Initial Merger”), with Merger Sub 1 being the surviving company (as defined in the Cayman Act) and remaining a wholly owned subsidiary of PubCo (Merger Sub 1 is hereinafter referred to for the periods from and after the Initial Merger Effective Time as the “Surviving Company”), and (b) immediately following the Initial Merger, the Merger Sub 2 Transfer (as defined below) will be consummated, pursuant to which Merger Sub 2 will become a direct wholly owned subsidiary of PubCo, and (c) following the Initial Merger and the Merger Sub 2 Transfer, Merger Sub 2 will merge with and into the Company (the “Acquisition Merger” and together with the Initial Merger, the “Mergers”), with the Company being the surviving entity and becoming a wholly owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Acquisition Effective Time as the “Surviving Corporation”), each Merger to occur upon the terms and subject to the conditions set forth in this Agreement, including the plan of Initial Merger, and in accordance with the applicable provisions of the Cayman Act, DGCL, DLLCA and NRCA.

WHEREAS, intercompany amounts or obligations funded by Jindalee Lithium Limited, the Company’s parent (“Company Parent”) as a loan to the Company (“Parent Intercompany Amounts”), (a) existing as of September 3, 2025 (the “Existing Parent Intercompany Amounts”) will be settled at the Acquisition Closing through the issuance of PubCo Loan Warrants, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Existing Parent Intercompany Amounts divided by (z) $1.50 and (b) incurred after that date and prior to the Acquisition Closing (the “Continuing Parent Intercompany Amounts”) in order to finance ordinary course operations of the Company or Company Transaction Expenses will, at Company Parent’s election prior to the Initial Merger Effective Time, either be settled in cash or converted into PubCo Common Shares at a 15% discount to the IPO Price per Share.

WHEREAS, loans by Sponsor, its Affiliates or any of SPAC’s officers or directors to SPAC (“Sponsor Loans”) (a) existing as of September 3, 2025 (“Existing Sponsor Loans”) will be converted at the Initial Closing, into PubCo Loan Warrants, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, (b) incurred after that date and prior to Acquisition Closing (“Continuing Sponsor Transaction Loans”) to the extent used to finance SPAC Transaction Expenses or Other Transaction Expenses that are due and payable prior to the Acquisition Closing will be repaid in cash at the Acquisition Closing and (c) incurred after that date and prior to Acquisition Closing (“Continuing Sponsor Non-Transaction Loans”) other than to the extent used to finance SPAC Transaction Expenses or Other Transaction Expenses will be converted into PubCo Loan Warrants at the Initial Closing, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, immediately prior to the Initial Merger Effective Time.

WHEREAS, on or about the date of this Agreement, an Affiliate of Sponsor has (a) funded to the Company $1.55 million in the aggregate of convertible preferred stock issued by the Company, which will be redeemable in cash if this Agreement is terminated in accordance with its terms, and (b) entered into binding commitments to fund $2.5 million of the Private Placement (collectively, the “Sponsor Financing”).

WHEREAS, for U.S. federal and applicable state and local (and, to the extent applicable, non-U.S.) income Tax purposes, it is intended that (a) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code and the applicable Treasury Regulations, (b) the Acquisition Merger, will qualify as (i) a “reorganization” under Section 368(a) of the Code and the applicable Treasury Regulations and/or (ii) together with the Private Placement and any other contributions of cash and/or property to PubCo in connection with and substantially contemporaneously with the consummation of the Transactions, as a transfer of property described in Section 351(a) of the Code, (c) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations and (d) the Parent Intercompany Amounts are treated as equity (collectively, the “Intended Tax Treatment”).

WHEREAS, the Company has received concurrently with the execution and delivery of this Agreement and as a material inducement to the Company to enter into this Agreement, a Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) signed by the Company, SPAC, Constellation Sponsor LP, a Delaware limited partnership (“Sponsor”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor agrees (a) to vote all SPAC Shares held by them in favor of the Transactions and the Transaction Proposals, (b) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (c) to forfeit a specified amount of SPAC Shares when and if required in accordance with the express terms thereof, (d) to appear at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (e) to vote all SPAC Shares against any proposals that would in any material respect impede the Transactions or any other Transaction Proposal, (f) not to redeem any SPAC Shares, (g) not to transfer any SPAC Securities, other than as permitted therein, (h) to unconditionally and irrevocably waive any rights of dissent pursuant to section 238 of the Cayman Act in respect to all SPAC Shares with respect to the Initial Merger, to the extent applicable, and (i) to agree to a lock-up of certain of its PubCo Common Shares during the respective periods as set forth therein.

WHEREAS, SPAC has received concurrently with the execution and delivery of this Agreement and as a material inducement to SPAC to enter into this Agreement, (a) the Shareholder Support Agreement substantially in the form attached hereto as Exhibit B (the “Shareholder Support Agreement”) signed by the Company Parent and SPAC, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Company Parent agrees (i) to execute and deliver to the Company and SPAC an irrevocable written consent in its capacity as the sole voting shareholder of the Company casting a vote to approve the Transactions promptly following receipt of the Required Parent Shareholder Approval, (ii) to hold a meeting of its shareholders (“Company Parent Shareholders’ Meeting”) for the purposes of obtaining the necessary consent for the Company to consummate the Transactions and to solicit the vote necessary to obtain the Required Parent Shareholder Approval and agree to such other actions with respect to the Company Parent Shareholders’ Meeting as set forth therein, and (iii) to agree to a lock-up of certain of its PubCo Common Shares during the respective periods as set forth therein, (iv) not to transfer any Company Shares and (v) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the NRCA in respect to all Company Shares with respect to the Acquisition Merger, if applicable.

WHEREAS, SPAC has also received concurrently with the execution and delivery of this Agreement and as a material inducement to SPAC to enter into this Agreement, Parent Shareholder Voting Agreement(s), substantially in the form attached hereto as Exhibit C (each a “Voting Agreement” and collectively, the “Voting Agreements”) each signed by the Company Parent and certain Company Parent shareholders who collectively hold at least 18.00 % of the outstanding and issued ordinary fully paid shares of Company Parent (the “Supportive Parent Shareholders”), pursuant to which among other things and subject to the terms and conditions set forth therein, each Supportive Parent Shareholder agrees (a) to appear at the Company Parent Shareholders’ Meeting in person, by proxy or power of attorney for purposes of counting towards a quorum, (b) to vote, or cause to be voted, all Company Parent shares held or controlled by such Supportive Parent Shareholder to the Company’s consummation of the Transaction and against any proposals that would in any material respect impede the Transactions or any other Transaction Proposal and (c) prior to the Acquisition Closing, not to transfer any securities in Company Parent.

WHEREAS, effective upon the Acquisition Closing, PubCo, Sponsor and Company Parent will have entered into a registration rights agreement in a form to be mutually agreed by the Company, Company Parent and SPAC (the “Registration Rights Agreement”) pursuant to which, among other things, (a) PubCo will commit to file a resale shelf registration statement that includes, among other things and subject to certain exceptions, the Shareholder Merger Consideration held by signatories to the Registration Rights Agreement, and (b) affords those registration rights holders customary demand and “piggy-back” registration rights.

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement, and to consummate the Initial Merger and the other Transactions, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable the Plan of Initial Merger and the execution and filing thereof and the Transaction Documents to which SPAC is a party and the execution, delivery and performance of such Transaction Documents, (c) resolved to recommend the adoption of this Agreement and the Plan of Initial Merger by the SPAC Shareholders, and (d) directed that this Agreement and the Plan of Initial Merger be submitted to the SPAC shareholders for their adoption.

WHEREAS, (a) the sole director of PubCo has (i) determined that it is fair to, advisable and in the best interests of PubCo to enter into this Agreement and to consummate the Mergers and the other Transactions, and (ii) approved and declared advisable this Agreement, the Initial Merger and the other Transaction Documents to which PubCo is a party and the execution, delivery and performance thereof and (b) the sole shareholder of PubCo has adopted a resolution by written consent (i) approving this Agreement, the Initial Merger, the Acquisition Merger and the Transactions and (ii) adopting the PubCo Charter effective at the Initial Merger Effective Time.

WHEREAS, (a) the sole member of Merger Sub 1 has (i) determined that it is fair to, advisable and in the best interests of Merger Sub 1 to enter into this Agreement and to consummate the Initial Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the Plan of Initial Merger and the execution, delivery and performance of this Agreement and the Plan of Initial Merger and the consummation of the Transactions and (b) the sole member of Merger Sub 1 has adopted a resolution by written consent approving this Agreement, the Plan of Initial Merger and the Transactions.

WHEREAS, (a) the sole director of Merger Sub 2 has (i) determined that it is fair to, advisable and in the best interests of Merger Sub 2 to enter into this Agreement and to consummate the Merger Sub 2 Transfer, the Acquisition Merger and the other Transactions, (ii) approved and declared advisable this Agreement, the Merger Sub 2 Transfer Agreement and the Acquisition Merger and the execution, delivery and performance of this Agreement, the Merger Sub 2 Transfer Agreement and the Acquisition Merger and the consummation of the Transactions and (b) the sole shareholder of Merger Sub 2 has adopted a resolution by written consent approving this Agreement, the Merger Sub 2 Transfer Agreement, the Acquisition Merger and the Transactions.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Acquisition Merger and the other Transactions, (b) approved and declared advisable this Agreement, the Acquisition Merger and the other Transaction Documents to which the Company is a party and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement and the Acquisition Merger by the shareholder of the Company, and (d) directed that the Acquisition Merger and the Articles of Acquisition Merger be submitted to the shareholder of the Company for adoption.

WHEREAS, the board of directors of Company Parent (the “Company Parent Board”) has unanimously (a) determined that it is fair to, advisable and in the best interests of the Company Parent to enter into this Agreement and to consummate the Acquisition Merger and the other Transactions, (b) approved and declared advisable this Agreement, the Acquisition Merger and the other Transaction Documents and the execution, delivery and performance of any of the foregoing to which the Company Parent is party, (c) resolved to recommend the adoption of this Agreement and the Acquisition Merger by the shareholders of the Company Parent, and (d) directed that the Acquisition Merger and the Articles of Acquisition Merger be submitted to the shareholder of the Company Parent for adoption.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms will have the following meanings:

“Acquisition Merger Consideration” means the sum of all PubCo Common Shares receivable by Company Shareholders pursuant to Section 2.3(e).

“Action” means any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“Antitrust Law” means (a) the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, and all other federal, state, provincial and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (b) all applicable Laws, whether domestic or foreign, relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with the acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority.

“Articles of Acquisition Merger” means the articles of merger customary form and substance and any amendment or variation thereto made in accordance with the provisions of the NRCA and the terms thereof.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and compensation or benefit plan, program, policy, practice, Contract, or other arrangement, including any employment, individual independent contractor, severance, termination pay, deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, death benefit, life insurance, fringe benefits, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written or unwritten, that is sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or individual service provider of the Company and its Subsidiaries or otherwise with respect to which the Company or its Subsidiaries has any Liability; provided that the term “Benefit Plan” does not include any employee benefit plan, program or arrangement that is maintained or sponsored by any Governmental Authority.

“Business Combination” has the meaning given in the SPAC Charter.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and Brisbane, Australia, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Closing Date” means each of the Initial Closing Date and the Acquisition Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the Articles of Incorporation of the Company, as amended, as of the date hereof.

“Company Common Shares” means, the Common Stock, without par value, of the Company.

“Company IP” means all Owned IP and all other Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries.

“Company IT Systems” means all computer systems, hardware, Software, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, including outsourced or cloud computing arrangements, and associated documentation, in each case, exclusively owned or used or by or for the Company in connection with the business of the Company.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition, properties or liabilities of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement or consummate the Transactions; provided, however, that for the purposes of clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws, GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement (but excluding compliance with Section 6.1(A) and (B)), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) will not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company operates, (h) any action taken by, or at the written request of, SPAC, or (i) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person (but excluding compliance with the representations and warranties set forth in Section 3.5); provided, however, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate will not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants;

“Company Parent Option” means an outstanding option to purchase ordinary shares of the Company Parent granted to employees of the Company under the Company Parent Stock Plan.

“Company Parent Stock Plan” means the Jindalee Resources Limited Employee Securities Incentive Plan, dated October 1, 2022.

“Company Preferred Share” means Preferred Shares of the Company issued to PIPE Investors in connection with a PIPE Financing and pursuant to one or more PIPE Financing Agreements.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means, together, the Company Preferred Shares and Company Common Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including, without duplication, with respect to (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions, and (c) all retention, stay or transaction bonuses, severance, incentive or deferred compensation payments and other compensatory payments or obligations that are payable to any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries as a result of or in connection with the execution of this Agreement or the consummation of the Transactions (including, without duplication, the employer portion of any payroll, fees, expenses, social security, unemployment or similar Taxes with respect to such payments and calculated as if all such amounts were paid on the Acquisition Closing Date).

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy, grant, arrangement, understanding, supply schedule, sublease, surface agreement, easement, statement of work or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” will be construed accordingly.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise.

“Environmental Laws” means all Laws concerning pollution, protection of the environment or natural resources, reclamation or restoration of land, water or property (including any current, abandoned or former mines), environmental decommissioning of property or operations, protection of wildlife and endangered or threatened species, human health or safety (including with respect to protection from environmental hazards), protection of cultural or historic resources, the generation, use, treatment, storage, handling, management, transportation and disposal or recycling of, or exposure to, Hazardous Materials, and releases and threatened releases of Hazardous Materials.

“Environmental Permits” means any Material Permits required or issued pursuant to Environmental Laws.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means each trade or business (whether or not incorporated) that is or was at the relevant time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Ex-Im Laws” means all Laws relating to export, reexport, transfer, retransfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” has the meaning given to that term in Section 3.25.

“Government Official” means any officer, cadre, civil servant, employee or any other person who acts in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party, public international organization or official thereof), or who acts in an official capacity for any candidate for governmental or political office.

“Governmental Authority” means the government of any nation, tribe, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body (public or private), any self-regulated organization, stock exchange, or quasi-governmental authority.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them.

“Hazardous Materials” means: (a) any contaminant, compound, chemical, pollutant, mixture, substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any contaminant, compound, mixture, substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste,” “mining waste,” “special waste” or other similar term or phrase under any Environmental Law and (b) extracted lithium bearing minerals to the extent regulated as a Hazardous Material under Environmental Law, including the U.S. Department of Transportation Hazardous Materials Regulations, petroleum or petroleum by-products, mine tailings, radon, radioactive materials or wastes (including naturally occurring radioactive materials), per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, toxic mold and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) any interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding trade payables arising in the Ordinary Course, (g) earned or accrued but unpaid obligations of the Person with respect to severance, retention, deferred compensation, payable to any current or former employee, officer, director or individual service provider of the Person (including the employer portion of any Taxes thereon and calculated as if all such amounts were paid on the Initial Closing Date) prior to or as a result of this Agreement or the Transactions, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Initial Merger Consideration” means the sum of all PubCo Common Shares receivable by SPAC Shareholders pursuant to Section 2.2(f)(ii).

“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including rights in Patents, Trademarks, copyrights, works of authorship and mask works, Trade Secrets, Software, “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, registrations, applications, and renewals for any of the foregoing and all rights in the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” means the SPAC’s initial public offering pursuant to its prospectus dated January 26, 2021.

“IPO Price per Share” means $10.00.

“Knowledge of SPAC” or any similar expression means the knowledge that each individual listed on Section 1.1 of the SPAC Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of the individual’s direct reports directly responsible for the applicable subject matter.

“Knowledge of the Company” or any similar expression means the knowledge that each individual listed on Section 1.1 of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of the individual’s direct reports directly responsible for the applicable subject matter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles, rules and holdings of common law and civil law and equity.

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown.

“Lookback Cutoff Date” means January 1, 2023.

“Made Available” means, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided by the Company, its Subsidiary or any of their respective Representatives at least two (2) Business Days prior to the date hereof either (i) via upload to the virtual data room operated by SecureDocs under the project name “Project Alkali” or (ii) to SPAC or its Representatives by email.

“Merger Sub 2 Transfer” has the meaning set forth in Section 2.2(h).

“Merger Sub 2 Transfer Agreement” means the transfer agreement for the Merger Sub 2 Transfer by and among PubCo and Merger Sub 1, in customary form reasonably agreed to by the Company and the SPAC consistent with this Agreement.

“Mining Projects” means the McDermitt mining exploration project located in Malheur County, Oregon and Humboldt County, Nevada and the Clayton mining exploration project located in Esmeralda County, Nevada.

“Mining Financial Assurance” means any performance bond, surety bond, letter of credit, cash collateral or other collateral, lease bond or other financial assurance required pursuant to any applicable Law, Environment Permit or other Material Permit required for the Mining Projects.

“Mining Rights” means all interests and rights in mining claims, mining leases, mineral concessions, exploration, reconnaissance, exploitation or extraction rights, prospecting licenses, surface rights, subsurface rights, water rights, access rights or similar rights, that are held by way of Law, franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Authorities or leases or otherwise.

“Minimum Cash Condition” means the following amount equals or exceeds $14,000,000: without duplication, (a) the aggregate amount of cash (including the aggregate amount of cash from the Sponsor Financing) that has been funded prior to or concurrently with the Acquisition Closing to PubCo, the SPAC or the Company pursuant to the PIPE Financing Agreements, plus (b) all amounts in the Trust Account immediately prior to the Acquisition Closing minus the SPAC Shareholder Redemption Amount and any other amounts in the Trust Account not available to the Surviving Company at and after the Initial Merger to the extent withheld to pay or that are paid on account of taxes of the SPAC (which shall not, in any event, be less than zero ($0) dollars), minus (c) the SPAC Transaction Expenses. For clarity, other SPAC Liabilities, Other Transaction Expenses and any Sponsor Loans exchanged for PubCo Loan Warrants under the terms of this Agreement or the Transaction Documents do not count against the Minimum Cash Condition.

“NRCA” means the Nevada Revised Corporations Act of the State of Nevada.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person.

“Ordinary Shares” has the meaning given to that term in the Company Charter.

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated.

“Other Transaction Expenses” means, any of the following out-of-pocket fees and expenses payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (i) financial advisory fees (other than to the extent incurred by the SPAC in connection with the receipt of a fairness opinion), (ii) fees incurred in connection with the Private Placement, including arrangement or placement agent fees (iii) transfer agent and trustee fees, (iv) filing fees to the Governmental Authorities, (v) consent fees unrelated to SPAC Shareholders, (vi) printing and mailing fees, or (vii) any other fees, costs or expenses incurred as a result of or in connection with the Transactions, other than SPAC Transaction Expenses, including any fees relating to or resulting from the actions contemplated under Section 8.7 but, for clarity in each case above, excluding SPAC’s or Sponsor’s attorney’s fees.

“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or Encumbrances affecting title to the Owned Real Property that do not materially interfere with the present use or occupancy of the Owned Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under any Real Property Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use or occupancy of the Real Property, (f) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the Ordinary Course, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, and (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Preferred Securities” means any Company Preferred Shares issued to PIPE Investors pursuant to one or more PIPE Financing Agreements.

“Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit D and any amendment or variation thereto made in accordance with the provisions of the Cayman Act and DLLCA and the terms thereof.

“Privacy Laws” means all applicable Laws concerning the processing of personal data.

“Prohibited Person” means any Person that is (a) a national or organized under the laws of, or resident in, any Sanctioned Country, (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union); (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals.

“PubCo Common Shares” means the shares of Common Stock, par value $0.0001 per share, of PubCo.

“PubCo Initial Shareholder” means the holder of the PubCo Subscriber Share prior to the Initial Merger Effective Time.

“PubCo Converted Warrant” means the former SPAC Warrants that are assumed by PubCo pursuant to Section 2.2(f)(iii).

“PubCo Loan Warrants” means PubCo Warrants with substantially the same terms as the SPAC Private Placement Warrants and in a final form reasonably satisfactory to SPAC and the Company, issued by Pubco in respect of the Existing Parent Intercompany Amount, Continuing Company Parent Intercompany Amounts, the Existing Sponsor Loans and the Continuing Sponsor Non-Transaction Loans.

“PubCo Preferred Shares” means Preferred Shares of PubCo having the same designations, terms, rights and privileges as Company Preferred Shares. If there is more than one class or series of Company Preferred Shares, then PubCo Preferred Shares will mean the same designations, terms, rights and privileges as the applicable class or series of Company Preferred Shares.

“PubCo Warrant” means, together, the PubCo Converted Warrants and the PubCo Loan Warrants.

“Real Property” means the Owned Real Property or Leased Real Property.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) its SPAC Shareholder Redemption Right.

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other relevant authority.

“Registrable Securities” means (a) the PubCo Common Shares representing the Shareholder Merger Consideration, (b) the PubCo Common Shares issuable upon exercise of the PubCo Warrants, (c) the PubCo Warrants, and (d) any PubCo Common Shares received as a result of the Company Parent’s election to convert Continuing Company Parent Intercompany Amounts to PubCo Common Shares.

“Registration Statement” means a registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act with respect to the Registrable Securities.

“Related Party” means with respect to a Person (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Person or (b) any director or officer of the Person.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctioned Country” means any country or region or government thereof that is, or has been at any time since April 24, 2019, the subject or target of Sanctions or a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria (until July 1, 2025), Venezuela, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, or (c) any other similar economic sanctions administered by a relevant Governmental Authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shareholder Merger Consideration” means the Initial Merger Consideration and the Acquisition Merger Consideration, as applicable.

“Software” means all computer software, data, and databases, together with object code, source code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s initial IPO prospectus or similar acquisition transaction of a Person, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its controlled Affiliates, in each case, other than the Transactions or in contemplation of the Transactions.

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of the SPAC, adopted pursuant to a special resolution passed on January 26, 2021, as amended from time to time.

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to perform its obligations under this Agreement or consummate the Transactions.

“SPAC Non-Transaction Expenses” means any of the expenses payable by SPAC that are not SPAC Transaction Expenses or Other Transaction Expenses.

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Private Placement Warrant” means each warrant to purchase one SPAC Class A Ordinary Share issued to Sponsor under the Private Placement Warrant Purchase Agreement, dated as of January 26, 2021, between SPAC and Sponsor.

“SPAC Securities” means, collectively, the SPAC Shares, the SPAC Warrants, the SPAC Units and the SPAC Preference Shares.

“SPAC Shareholder” means any holder of any SPAC Shares.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder as set forth in the SPAC Charter, including in connection with the Transaction Proposals with respect to SPAC Shareholders and/or any extension of the date by which the SPAC must consummate a Business Combination.

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the Transaction Proposals, as determined in accordance with applicable laws and the SPAC Charter in effect at that time.

“SPAC Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Transaction Expenses” means any of the following out-of-pocket fees and expenses payable by SPAC or, solely to the extent payable by the SPAC or would result in a payment under Section 2.3(c) to the Sponsor (whether or not billed or accrued for): (a) in each case as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (i) fees, costs, expenses of obtaining a fairness opinion (for the benefit of the SPAC’s board of directors), (ii) attorney’s fees (other than to the extent reimbursable by the Company pursuant to the Sponsor Financing), accountants fees and other advisors and service provider fees, (iii) premium, costs and expenses relating to “tail” coverage under SPAC’s directors’ and officers’ liability insurance policies, (iv) deferred underwriting fees with respect to the SPAC’s initial public offering and (v) all retention, stay or transaction bonuses, severance, incentive or deferred compensation payments and other compensatory payments or obligations, if any, that were implemented by the SPAC and are payable in cash by the SPAC to any current or former employee, officer, director or individual service provider of SPAC as a result of or in connection with the execution of this Agreement or the consummation of the Transactions (including, without duplication, the employer portion of any payroll, fees, expenses, social security, unemployment or similar Taxes with respect to such payments and calculated as if all such amounts were paid on the Acquisition Closing Date) and (b) out-of-pocket attorney’s fees and expenses payable by SPAC or Sponsor (to the extent submitted for payment or for which the SPAC has any obligation to reimburse Sponsor), whether or not related to the Transaction.

“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant.

“SPAC Warrants” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares.

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively.

“Tax” or “Taxes” means all U.S. federal, state, local, provincial, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Returns” means all U.S. federal, state, local, provincial, non-U.S. or other returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes.

“Top Suppliers” has the meaning given to that term in Section 3.26(b).

“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the PIPE Financing Agreements, the Sponsor Support Agreement, the Shareholder Support Agreement, the Voting Agreements, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Merger Sub 2 Transfer Agreement, the Acquisition Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, but in any event including unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the Initial Merger and the Plan of Initial Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the U.S. Securities Exchange or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders in order for the Acquisition Closing to be consummated.

“Transactions” means, collectively, the Mergers, the Merger Sub 2 Transfer and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Services Agreement” means that certain Services Agreement covering the Services, as contemplated by Section 8.9 hereof.

“U.S.” means the United States of America.

“U.S. Securities Exchange” means NASDAQ or NYSE or any other U.S. national securities exchange, as defined under the Exchange Act, mutually agreed to between Company Parent and SPAC.

“Warrant Agreement” means the Warrant Agreement, dated as of January 26, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender will be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” will mean “including, without limitation;” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase will not simply mean “if;” (viii) the word “or” will be disjunctive but not exclusive; (ix) the word “will” will be construed to have the same meaning as the word “will”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement will have a comparable meaning when used in its plural or singular form; (xi) words in the singular will be held to include the plural and vice versa, and words of one gender will be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b) Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number will refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement will be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement will have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Company or any of its Subsidiaries).

(f) Unless the context of this Agreement otherwise requires, (i) references to Merger Sub 1 with respect to periods following the Initial Merger Effective Time will be construed to mean the Surviving Company and vice versa and (ii) references to the Company with respect to periods following the Acquisition Effective Time will be construed to mean the Surviving Corporation and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Article II
TRANSACTIONS; CLOSING

Section 2.1. Pre-Closing Actions.

(a) Immediately prior to the Initial Merger Effective Time, PubCo’s certificate of incorporation as in effect immediately prior to the Initial Merger Effective Time will be amended and restated in its entirety in a form to be mutually agreed in good faith by SPAC and the Company, (the “PubCo Charter”), which will reflect the designations, terms, rights and privileges of any PubCo Preferred Shares subject to exchange under this Agreement, and, as so amended and restated, will be the certificate of incorporation of PubCo, until thereafter amended in accordance with the terms thereof and the DGCL.

Section 2.2. The Initial Merger and the Merger Sub 2 Transfer.

(a) Initial Merger. Subject to Section 2.2(b), three (3) Business Days after the first date on which all conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Initial Closing will have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as will be agreed upon by SPAC and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the Initial Merger (the “Initial Closing”) will take place remotely by conference call and exchange of documents and signatures. At the Initial Closing, SPAC will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving company in the Initial Merger and SPAC will cease to exist and will be struck off the Register of Companies in the Cayman Islands (the day on which the Initial Closing occurs, the “Initial Closing Date”). On the Initial Closing Date, PubCo, SPAC and Merger Sub 1 will execute and cause to be filed with the Registrar of Companies of the Cayman Islands and the Delaware Secretary of State, the Plan of Initial Merger as provided in Section 233 of the Cayman Act and such other documents and filings as may be required to be made by SPAC or Merger Sub 1 in accordance with the applicable provisions of the Cayman Act, the DLLCA or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”). The Initial Merger will become effective when the Plan of Initial Merger is registered or filed or at such later time permitted by the Cayman Act and the DLLCA as may be agreed by Merger Sub 1 and SPAC in writing with the prior written consent of the Company and specified in the Plan of Initial Merger (the “Initial Merger Effective Time”).

(b) Notice to SPAC Shareholders Delivering Written Objection. If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Initial Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:

(i) SPAC will, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Initial Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and

(ii) unless SPAC and the Company elect by agreement in writing to waive this Section 2.2(b)(ii), no party will be obligated to commence the Initial Closing, and the Plan of Initial Merger will not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days will have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3.

(c) Effect of the Initial Merger. At and after the Initial Merger Effective Time, the Initial Merger will have the effects set forth in this Agreement, the Plan of Initial Merger and the applicable provisions of the Cayman Act and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property of every description including choses in action, rights, privileges, agreements, powers and franchises, Liabilities, undertakings, goodwill, benefits, immunities, privileges and duties of SPAC and Merger Sub 1 will vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub 1 as the Surviving Company (including all rights and obligations with respect to the Trust Account) which will include the assumption by Merger Sub 1 of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub 1 set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub 1 is a party, and the Surviving Company will be liable for and subject, in the same manner as SPAC and Merger Sub 1 to all mortgages, charges, or security interests and all contracts, obligations, claims, debts, and Liabilities of SPAC and Merger Sub 1. As a result of the Initial Merger, SPAC will cease to exist and will be struck off the Register of Companies in the Cayman Islands and Merger Sub 1 will continue as the Surviving Company and become a wholly owned subsidiary of PubCo.

(d) Organizational Documents of the Surviving Company. At the Initial Merger Effective Time, in accordance with the Plan of Initial Merger, the certificate of formation and operating agreement of Merger Sub 1 in the form annexed to the Plan of Initial Merger at the time of filing with the Registrar of Companies of the Cayman Islands, as in effect immediately prior to the Initial Merger Effective Time, will be the certificate of formation and operating agreement of the Surviving Company (the “Charter of the Surviving Company”), until thereafter amended in accordance with the terms thereof and the DLLCA and such operating agreement.

(e) Directors and Officers of the Surviving Company. SPAC will take all actions necessary, with effect from the Initial Merger Effective Time, to cause each member of the board of directors of SPAC to cease to be a director of the SPAC and, immediately after the Initial Merger Effective Time, the Surviving Company will be managed by its sole member, PubCo, in accordance with the Charter of the Surviving Company. At the Initial Merger Effective Time, any officers provided for by the Charter of the Surviving Company will be appointed by PubCo.

(f) Effect of the Initial Merger on Issued Securities of SPAC and Merger Sub 1. At the Initial Merger Effective Time, by virtue of and as part of the agreed consideration for the Initial Merger and without any further action (save as set out in this Section 2.2(f)) on the part of any party hereto or the holders of securities of SPAC or Merger Sub 1 or any other Person:

(i) SPAC Units. Immediately prior to the Initial Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the Initial Merger Effective Time will be automatically detached and the holder thereof will be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the aggregate number of SPAC Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation will be converted in accordance with the applicable terms of this Section 2.2(f).

(ii) SPAC Ordinary Shares. Immediately following the separation of each SPAC Unit in accordance with Section 2.2(f)(i), (A) each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time (other than any Treasury Shares and Dissenting SPAC Shares) will automatically convert into a SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter and (B) each SPAC Class A Ordinary Share (for clarity, including each converted SPAC Class B Ordinary Share) issued and outstanding immediately prior to the Initial Merger Effective Time (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) will automatically be cancelled, cease to exist and exchanged for one newly issued PubCo Common Share. As of the Initial Merger Effective Time, each SPAC Shareholder will cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.

(iii) Conversion of SPAC Warrants. At the Initial Merger Effective Time, each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time will cease to be a warrant with respect to SPAC Ordinary Shares and be automatically assumed by PubCo and converted into a warrant to purchase one PubCo Common Share (each, a “PubCo Converted Warrant”) pursuant to an Assignment, Assumption and Amendment Agreement entered into between SPAC and PubCo prior to the Initial Closing (the “Assignment Assumption and Amendment Agreement”). Each PubCo Converted Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Initial Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

(iv) SPAC Treasury Shares. Notwithstanding Section 2.2(f)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC (collectively, “SPAC Treasury Shares”) immediately prior to the Initial Merger Effective Time, such SPAC Treasury Shares will automatically be cancelled and will cease to exist at the Initial Merger Effective Time without any conversion thereof or payment or other consideration therefor.

(v) Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the Initial Merger Effective Time will, pursuant to the SPAC Charter and subject to the provisions thereof, automatically be cancelled and cease to exist at the Initial Merger Effective Time and will thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount.

(vi) Dissenting SPAC Shares. Notwithstanding anything to the contrary contained herein, and to the extent available under the Cayman Act, each Dissenting SPAC Share issued and outstanding immediately prior to the Initial Merger Effective Time held by a Dissenting SPAC Shareholder will automatically be cancelled and cease to exist in accordance with Section 2.6(a) and will thereafter only entitle the holder thereof such rights as are provided to a holder of a the right to be paid the fair value of such Dissenting SPAC Share pursuant to Section 238 of the Cayman Act.

(vii) Merger Sub 1 Membership Interest. The Merger Sub 1 membership interest owned by PubCo issued and outstanding immediately prior to the Initial Merger Effective Time will continue existing and constitute the only issued and outstanding membership interest in the capital of the Surviving Company at and from the Initial Merger Effective Time.

(g) PubCo Shares. At the Initial Merger Effective Time and immediately following the issuance of one or more PubCo Common Shares comprising the Initial Merger Consideration, the PubCo Initial Shareholder will surrender the PubCo Subscriber Share and any other shares of PubCo that were outstanding immediately prior to the Initial Merger Effective Time (the “Surrender Shares”) for no consideration to PubCo and all such shares of PubCo will be cancelled by PubCo.

(h) Merger Sub 2 Transfer. Immediately following the Initial Merger Effective Time and prior to the Acquisition Effective Time, Merger Sub 1, as the Surviving Company in the Initial Merger, as the sole holder of the outstanding shares of capital stock of Merger Sub 2 will transfer, assign and convey to PubCo all of the issued and outstanding shares of Initial Merger Sub 2 Common Stock, free and clear of all Encumbrances (other than restrictions under applicable securities Laws) for no consideration therefor, and PubCo will accept such transfer, assignment and conveyance, such that, immediately following the Merger Sub 2 Transfer, Merger Sub 2 will be a direct wholly owned subsidiary of PubCo (the “Merger Sub 2 Transfer”). The parties will take all actions necessary to effectuate the Merger Sub 2 Transfer, including the execution and delivery of the Merger Sub 2 Transfer Agreement.

Section 2.3. The Acquisition Merger.

(a) Acquisition Merger. Immediately following the Initial Merger Effective Time and the consummation of the Merger Sub 2 Transfer, on the Closing Date, the closing of the Transactions contemplated by this Agreement with respect to the Acquisition Merger (the “Acquisition Closing”) will take place remotely by conference call and exchange of documents and signatures. At the Acquisition Closing, Merger Sub 2 will, and PubCo will cause Merger Sub 2 to, merge with and into the Company, with the Company being the surviving company in the Acquisition Merger (the day on which the Acquisition Closing occurs, the “Acquisition Closing Date”). On the Acquisition Closing Date, upon the Acquisition Closing, PubCo, the Company and Merger Sub 2 will execute and cause to be filed with the Nevada Secretary of State the Articles of Acquisition Merger (and such other documents as may be required in accordance with the applicable provisions of the NRCA or by any other applicable Law to make the Acquisition Merger effective (the “Acquisition Merger Filing Documents”)). The Acquisition Merger will become effective at the time when the Articles of Acquisition Merger are filed or at such later time permitted by the NRCA as may be agreed by PubCo, Merger Sub 2 and the Company in writing and specified in the Articles of Acquisition Merger (the “Acquisition Effective Time”).

(b) Effect of the Acquisition Merger. At and after the Acquisition Effective Time, the Acquisition Merger will have the effects set forth in this Agreement, the Articles of Acquisition Merger and the applicable provisions of the NRCA. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and Merger Sub 2 will vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company as the Surviving Corporation, which will include the assumption by the Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub 2 set forth in this Agreement and the other Transaction Documents to which the Company or Merger Sub 2 is a party, and the Company will thereafter exist as a wholly owned subsidiary of PubCo and the separate corporate existence of Merger Sub 2 will cease to exist.

(c) Organizational Documents of the Surviving Corporation. At the Acquisition Effective Time, the Company Charter, as in effect immediately prior to the Acquisition Effective Time, will be the Articles of Incorporation of the Company (the “Articles of the Surviving Corporation”), until thereafter amended in accordance with the terms thereof and the NRCS.

(d) Directors and Officers of the Surviving Corporation. At the Acquisition Effective Time, the board of directors and officers of Merger Sub 2 will cease to hold office, and the board of directors and officers of the Company will be the directors and officers of the Surviving Corporation, each director and officer to hold office in accordance with the Articles of the Surviving Corporation until they are removed or resign in accordance with the Articles of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified.

(e) Effect of the Acquisition Merger on Issued Securities of the Company and Merger Sub 2. At the Acquisition Effective Time, by virtue of and as part of the agreed consideration for the Acquisition Merger and without any further action (save as set out in this Section 2.3) on the part of any party hereto or the holders of securities of the Company or Merger Sub 2:

(i) Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Acquisition Effective Time will automatically be cancelled, cease to exist and exchanged for a number of newly issued PubCo Common Share equal to 50,000,000 divided by the aggregate number of Company Common Shares outstanding, without interest (such that the Company Shareholders will be entitled to receive 50,000,000 PubCo Common Shares in the aggregate). As of the Acquisition Effective Time, each Company Shareholder will cease to have any other rights in and to the securities of Company or the Surviving Corporation, except as expressly provided herein.

(ii) Company Preferred Shares. Each Company Preferred Share, if any, issued and outstanding immediately prior to the Acquisition Effective Time will automatically be cancelled, cease to exist and exchanged for one newly issued PubCo Preferred Share. As of the Acquisition Effective Time, each holder of Company Preferred Shares will cease to have any other rights in and to the Company Preferred Shares, except as expressly provided herein.

(iii) Treasury Shares. Notwithstanding Section 2.3(e)(i) above or any other provision of this Agreement to the contrary, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Acquisition Effective Time, the Company Shares will automatically be cancelled and will cease to exist without any conversion thereof or payment or other consideration therefor.

(iv) Merger Sub 2 Share. The Initial Merger Sub 2 Common Stock issued and outstanding immediately prior to the Acquisition Effective Time will automatically be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, which share will constitute the only issued and outstanding share in the capital of the Surviving Corporation, held by PubCo.

Section 2.4. Closing Deliverables.

(a) At the Initial Closing,

(i) the Company will deliver or cause to be delivered to SPAC:

(1) a certificate signed by an authorized director or officer of the Company, dated as of the Initial Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled;

(2) a duly executed copy of the Registration Rights Agreement, executed by the Company and Company Parent;

(3) a duly executed copy of the Services Agreement, executed by Company Parent and the Company; and

(4) evidence of the Company Written Consent and the Required Parent Shareholder Approval, each duly executed or duly passed.

(ii) SPAC will deliver or cause to be delivered to the Company,

(1) a certificate signed by an authorized director or officer of SPAC, dated as of the Initial Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled and that includes support readily available to SPAC and SPAC’s reasonable supporting calculations to determine the fulfillment of the Minimum Cash Condition; and

(2) a copy of the resignation letter, duly executed by the board of directions of SPAC, in office immediately prior to the Initial Merger Effective Time, providing for such individuals’ automatic resignation from the board of directors of the Surviving Company upon the Initial Merger Effective Time;

(3) a copy of the resignation letters, duly executed by each member of the board of directors of PubCo, in office immediately prior to the Acquisition Merger Effective Time, providing for such individuals’ automatic resignation from the board of directors of PubCo upon the Acquisition Merger Effective Time, subject to Section 7.4;

(4) a duly executed copy of the Merger Sub 2 Transfer Agreement, executed by SPAC and PubCo;

(5) The Plan of Initial Merger, duly executed by Merger Sub 1, and all ancillary documents required to be filed in accordance with the Cayman Act, duly executed by Merger Sub 1;

(6) evidence of Merger Sub 1 requisite approvals for the Initial Closing;

(7) a duly executed copy of the Assignment, Assumption and Amendment Agreement, executed by the SPAC and PubCo; and

(iii) a share surrender form duly executed by the PubCo Initial Shareholder surrendering all Surrender Shares to PubCo in accordance with Section 2.2(g).

(b) At the Acquisition Closing,

(i) the Surviving Company (as the surviving company in the Initial Merger) will:

(1) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;

(2) pay, or cause the Trustee to pay at the direction and on behalf of the Surviving Company, by wire transfer of immediately available funds from the Trust Account (A) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right and (B) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Surviving Company for its immediate use, subject to this Agreement and the Trust Agreement; and

(3) thereafter, the Trust Account will terminate, except as otherwise provided in the Trust Agreement.

(ii) PubCo will deliver or cause to be delivered,

(1) to holders of the applicable Sponsor Loans the PubCo Loan Warrants issued in exchange for Sponsor Loans exchangeable for PubCo Loan Warrants;

(2) to Company Parent the PubCo Loan Warrants issued in exchange for Parent Intercompany Amounts exchangeable for PubCo Loan Warrants; and

(3) to the Sponsor, a duly executed copy of the Registration Rights Agreement, executed by PubCo, Sponsor, any Related Parties of Sponsor to be party thereto and Company Parent.

(c) Expenses and Loan Settlement. At the Acquisition Closing, PubCo will pay, without duplication, by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses, SPAC Transaction Expenses and Other Transaction Expenses, each as set forth on a written statement to be delivered to PubCo by or on behalf of the Company and SPAC, respectively, not less than three (3) Business Days prior to the Initial Closing Date, which will include the respective amounts or estimates of such amounts, as applicable, and wire transfer instructions for the payment thereof, (ii) all amounts owing under the Continuing Sponsor Transaction Loans, and (iii) all amounts owing under the Continuing Parent Intercompany Amounts to the extent not elected by Company Parent to be settled in PubCo Common Shares. All amounts under (A) Existing Sponsor Loans, (B) Existing Parent Intercompany Amounts and (C) Continuing Sponsor Non-Transaction Loans will be converted at the Initial Closing into PubCo Loan Warrants with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable loans divided by (z) $1.50. Any amounts owing under the Continuing Parent Intercompany Amounts elected by Company Parent to be converted into PubCo Common Shares will be converted into PubCo Common Shares at a 15% discount to the IPO Price per Share, which election shall be made by delivery of written notice to PubCo not less than three (3) Business Days prior to the Acquisition Closing Date. For the avoidance of doubt, all proceeds actually funded from loans by the Company Parent to the Company or Sponsor to SPAC, respectively, will be used to pay related expenses and there will be no duplication of loans and expenses. In accordance with the Sponsor Support Agreement, prior to or at Closing, Sponsor will pay all SPAC Non-Transactional Expenses to the extent accrued prior to Closing (following SPAC’s compliance with Section 7.7), which payments will be reflected as Continuing Sponsor Non-Transaction Loans.

(d) If a bank account of PubCo or any of its Subsidiaries is designated by the Surviving Company under Section 2.4(b)(i)(2), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from the Surviving Company to PubCo or such Subsidiary of PubCo, or (ii) a distribution from the Surviving Company to PubCo, in each case, as determined by the Surviving Company in its sole discretion, subject to applicable Laws.

Section 2.5. Further Assurances. If, at any time after the Initial Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, PubCo, the Surviving Company, Merger Sub 2 and the Company (or their respective designees) will take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.6. Dissenter’s Rights.

(a) Subject to Section 2.2(b)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by SPAC Shareholders who will have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) will not be converted into, and such Dissenting SPAC Shareholders will have no right to receive, the applicable Initial Merger Consideration unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses its dissenters’ rights pursuant to the Cayman Act will cease to be Dissenting SPAC Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Initial Merger Effective Time, the right to receive the applicable Initial Merger Consideration, without any interest thereon in accordance with Section 2.2(h)(ii).

(b) Prior to the Initial Closing, SPAC will give PubCo and the Company (i) prompt written notice of any demands for dissenters’ rights or purchase received by SPAC from SPAC Shareholders, including pursuant to Section 238(2) of the Cayman Act, any withdrawals of such demands and any other instruments related to such demands served pursuant to the Cayman Act and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC will not, except with the prior written consent of the Company, or as otherwise required under the Cayman Act, voluntarily make any payment or offer to make payment, or otherwise agree or commit to any payment or other consideration. with respect to any exercise by a SPAC Shareholder of its rights to dissent from the Initial Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands. In the event that any written notices of objection to the Initial Merger are served by any SPAC Shareholder pursuant to Section 238(2) of the Cayman Act, SPAC will serve written notice of the authorization of the Initial Merger (the “Authorization Notice”) on such shareholders pursuant to Section 238(4) of the Cayman Act within twenty (20) days of obtaining SPAC Shareholders’ Approval and the provisions of this Section 2.2(b) will apply. Unless SPAC, the Company and PubCo elect by agreement in writing to waive such requirement, no party will be obligated to commence the Initial Closing, and the Plan of Initial Merger will not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days will have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2, and Section 9.3.

Section 2.7. Withholding. Each of the Company, the Surviving Corporation, the Surviving Company, PubCo, SPAC, Merger Sub 1 and Merger Sub 2 (and their respective Affiliates and Representatives) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, the Surviving Company, PubCo, SPAC, Merger Sub 1 or Merger Sub 2 (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), or (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to SPAC as follows:

Section 3.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is presently conducted and as contemplated to be conducted. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, be material to the Company or its business or its operations. True, correct and complete copies of the Company Charter and Bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Company Charter Documents”) of the Company, as amended and currently in effect, have been Made Available to SPAC. The Company is not in default of any term or provision of the Company Charter Documents in any material respect. No order has been made, petition presented and received by the Company, resolution of the Company passed or meeting of the Company convened for the purpose of considering a resolution for the dissolution and liquidation of the Company or the establishment of a liquidation group of the Company, no administrator has been appointed for the Company nor to the Knowledge of the Company steps taken to appoint an administrator, and to the Knowledge of the Company there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning the Company.

Section 3.2. Subsidiaries. The Company has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. The Company is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 3.3. Capitalization of the Company.

(a) The authorized capital of the Company is 75,000 common shares, no par value each, of which 10,000 are issued and outstanding and are owned by Company Parent, and 1,550 preferred shares, no par value each, of which 1,550 (the “Preferred Shares”) will be issued and outstanding on or about the date of this Agreement. There are no other Equity Securities of the Company issued or outstanding. All of the issued and outstanding Company Shares (x) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (y) have been offered, sold and issued by the Company in compliance with applicable Law and all requirements set forth in (1) the Company Charter Documents and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (z) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Charter Documents, or any other Contract, in any such case to which the Company is a party or otherwise bound.

(b) Other than the Preferred Shares (which are held solely by an Affiliate of Sponsor), there are no outstanding subscriptions, options, warrants, phantom stock, stock appreciation, profit participation or other equity or equity-based interests or rights or other securities (including debt securities) of the Company or the Company Parent exercisable or exchangeable for Company Common Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company,

Section 3.4. Authorization.

(a) Other than the Company Approvals, the Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board, and other than the Company Approvals, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and on or prior to the Acquisition Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Acquisition Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The approval and authorization of the Acquisition Merger and the Articles of Acquisition Merger require (i) the approval of the Company Parent (which will be accomplished by a written consent of Company Parent (the “Company Written Consent”) following the Required Parent Shareholder Approval), (ii) the Company Parent having obtained approval from the requisite majority of the votes cast by the holders of the outstanding Ordinary Shares of Company Parent at a general meeting approving the Transaction for the purposes of the Corporations Act and the ASX Listing Rules (including for the purposes of ASX Listing Rules 11.4) and pursuant to the terms and subject to the conditions of the memorandum and articles of association of the Company Parent (the “Required Parent Shareholder Approval”, together with the Company Written Consent, the “Company Approvals”).

(c) The Company Approvals are the only votes and approvals of holders of Company Shares and other Equity Securities of the Company or Company Parent necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Acquisition Closing.

(d) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), (iii) recommending that the Company Shareholders vote in favor of the Transaction Proposals, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for adoption by written consent.

Section 3.5. Consents; No Conflicts.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act (including the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, (ii) the filing with the SEC of the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, (iii) the filing of the Acquisition Merger Filing Documents or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Transaction Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or trigger any right or payment under, any of the terms, conditions or provisions of (A) any Contract to which any of the Company or its Subsidiaries is a party or (B) any Material Permits, (C) any Government Order, Law or other restriction of any Governmental Authority Entity to which any of the Company or its Subsidiaries or any of its properties or assets are subject or bound or (iii) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrance) or Equity Securities of the Company, except in the case of any of the foregoing clauses (ii) through (iii), as would not have or be reasonably be expected to have a Company Material Adverse Effect.

Section 3.6. Compliance with Laws, including Corruption Laws. Except as disclosed in Section 3.6 of the Company Disclosure Letter:

(a) Since the Lookback Cutoff Date, (i) the Company and its Subsidiaries are, and have been, in compliance in all material respects with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any pending or, to the Knowledge of the Company, threatened in writing Action with respect to a violation of any applicable Laws; and (iii) neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, is or has been subject to any material investigation by or for any Governmental Authority with respect to any violation of any applicable Laws, in each case of (i), (ii) and (iii) other than as would not be material to the Company, its business or its operations.

(b) Neither the Company nor any of its Subsidiaries (i) has received from any Governmental Authority or any Person any notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing or is engaged in any Actions related to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, Ex-Im Laws or U.S. antiboycott Laws, and to the Knowledge of the Company, no such Action has been threatened in writing.

(c) Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees, nor to the Knowledge of the Company, agents or any other Persons, in each case acting for or on behalf of the Company or any of its Subsidiaries, directly or indirectly, has at any time in the past five (5) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as a) the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 or any other local or foreign anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(d) Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees nor to the Knowledge of the Company, agents, in each case acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the past five (5) years (since April 24, 2019 in the case of Sanctions) violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws or U.S. antiboycott Laws or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws or U.S. antiboycott Laws. Without limiting the foregoing, neither the Company, any of its Subsidiaries, any of their respective directors officers, employees nor to the Knowledge of the Company, agents acting for or on behalf of the Company or any of its Subsidiaries, any has, since April 24, 2019, (i) been a Prohibited Person or (ii) engaged in any dealings or transactions with, on behalf of, or for the benefit of any Prohibited Person or in any Sanctioned Country.

Section 3.7. Permits. Each of the Company and its Subsidiaries has all material approvals, authorizations, clearances, licenses, registrations, permits, certificates or other approvals of a Governmental Authority (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as presently conducted in all material respects, and such Material Permits are in effect and have been complied with in all material respects, except as would not have or reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice that any Governmental Authority that has issued any Material Permit intends to suspend, cancel, terminate, or not renew any such Material Permit, except to the extent such Material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby or may be terminated in the ordinary and usual course of a reissuance or replacement process. To the Company’s Knowledge, no facts, circumstances or conditions exist as of the date hereof that the Company believes would prohibit the Company from obtaining Material Permits under applicable Law for the Mining Projects; provided that no assurance is or can be given with respect to any Governmental Authorities approval of any Material Permit or the scope of the permit.

Section 3.8. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Company and each Subsidiary have been filed within the requisite period (taking into account any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company and each Subsidiary have been or will be timely paid. The Company and each Subsidiary has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Company and each Subsidiary have been asserted in writing by any Tax authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to any Tax Returns or any Taxes of the Company and each Subsidiary has been received from, any Tax authority. No dispute or assessment relating to any Tax Returns or any Taxes with any Tax authority is currently outstanding.

(c) No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where the Company and each Subsidiary does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(d) There are no liens for material Taxes (other than liens for Taxes not yet due and payable) upon the assets of the Company and each Subsidiary.

(e) None of the Group Companies has been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than a Group Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f) Reserved.

(g) Each Group Company is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(h) No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(i) Neither the Company nor any Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither the execution and delivery of this Agreement nor the consummations of the transactions contemplated hereby will, either alone or in connection with any other event(s), result in payments under any Company Benefit Plan or otherwise which would not be deductible under Section 280G of the Code or entitle any Person to receive any Tax gross up, indemnity or reimbursement from the Company for any Tax incurred by such Person, including under Section 409A or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 3.9. Financial Statements.

(a) The Company has Made Available the unaudited financial statements of the Company as of and for the years ended June 30, 2025 and 2024, and for the six-months ended December 31, 2025 (such date, the “Latest Balance Sheet Date”) (collectively, the “Company Financial Statements”). The Company Financial Statements comply as to form in all material respects, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the date thereof and the results of their operations, changes in equity and cash flows for the period indicated (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and were derived from and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b) The Company has established and maintained a system of internal controls. To the Knowledge of the Company the internal controls are sufficient to provide reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company maintains and, for all periods covered by the Company Financial Statements, has maintained books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company, in each case in all material respects. Neither the Company (including any employee thereof), or the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(c) The Company Post-Signing Financial Statements, upon the effectiveness of the Proxy/Registration Statement, will comply as to form in all material respects, and will be prepared in accordance with GAAP applied on a consistent basis through the periods involved, and fairly present in all material respects the financial position of the Company at the date thereof and the results of their operations, changes in equity and cash flows for the period indicated, will be derived from and accurately reflect in all material respects, the books and records of the Company and its subsidiaries, and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of the Company Post-Signing Financial Statements, at the time of effectiveness of the Proxy/Registration Statement.

(d) (i) Except as set forth in Section 3.9(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Indebtedness, other than Parent Intercompany Amounts incurred in accordance with this Agreement, and (ii) the aggregate principal amount of Existing Parent Intercompany Amounts are as set forth on Section 3.9(d) of the Company Disclosure Letter.

Section 3.10. Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of the nature required to be disclosed on a balance sheet in accordance with GAAP, except for Liabilities (a) set forth in the Company Financial Statements, (b) that are Liabilities incurred since Latest Balance Sheet Date in the Ordinary Course, (c) set forth in Section 3.11 of the Company Disclosure Letter, (d) that will be discharged or paid off prior to the Acquisition Closing, (e) reflected in Parent Intercompany Amounts or (f) that are not, individually or in the aggregate, material to the Company and its Subsidiaries, its business or its operations.

Section 3.11. Absence of Changes. Since the Latest Balance Sheet Date to the date of this Agreement (a) the Company has operated its business in the Ordinary Course, (b) there has not been any occurrence of any Company Material Adverse Effect and (c) the Company has not taken any action that would require the consent of SPAC if taken during the Interim Period pursuant to Section 6.1(a), Section 6.1(c), Section 6.1(f), Section 6.1(g), Section 6.1(h), Section 6.1(k), Section 6.1(l), Section 6.1(m), Section 6.1(o), Section 6.1(r), Section 6.1(t) or Section 6.1(u).

Section 3.12. Actions. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of the date of this Agreement there is, and since the Lookback Cutoff Date there has been, no (a) Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective directors or officers (in their capacity as such), (b) Action initiated or threatened by or on behalf of the Company, and (c) judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors or officers (in their capacity as such) or assets or properties, except in each case of (a),(b) or (c), as would not reasonably be expected to be material to the Company, its business or its operations.

Section 3.13. Material Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Material Contract” of the Company or its Subsidiaries means each of the following Contracts to which, as of the date of this Agreement, the Company is a party (other than Benefit Plans, and Contracts relating to Insurance Policies):

(i) any Contract that has resulted in payments within the 12-month period ended December 31, 2025 in excess of $250,000, or would reasonably be expected to result in payments in excess of $250,000 in any 12-month period, in each case to or by the Company;

(ii) any Contract with a Related Party of the Company or Company Parent;

(iii) any Government Contract;

(iv) any Contract that purports to limit or prohibit the Company from (A) engaging or competing with any Person in any line of business or in any geographic area in any manner that is material to the Company or reasonably expected to be material to the Company’s contemplated operations or (B) soliciting and/or hiring customers, employees or service providers;

(v) any Contract for or relating to any Indebtedness by or from the Company;

(vi) any Contract that contains any “most favored nation”, “take or pay”, minimum requirements, right of first refusal, right of first offer, or other similar provisions with respect to any transaction engaged in by the Company;

(vii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any Company;

(viii) any Contract providing for the grant of any preferential rights to purchase or lease any asset of the Company;

(ix) any Contracts for: (A) the sale of any of the business, properties or tangible assets of any the Company other than in the Ordinary Course; (B) the grant to any Person of any preferential rights to purchase any of the properties or assets of any the Company; (C) the acquisition by the Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course);

(x) any Liability, contingent or otherwise, arising out of the prior acquisition or divestiture of the business, assets or stock of other Persons;

(xi) any Contract providing for the grant of any license or other right relating to any Company Intellectual Property (A) to the Company or its Subsidiaries (other than licenses to commercially available off-the-shelf software licensed to the Company pursuant to standard agreements for an annual aggregate fee less than $250,000) and (B) by the Company or its Subsidiaries to any other Person (other than non-exclusive licenses granted to vendors, suppliers or contractors in the Ordinary Course);

(xii) any Contract providing for the invention, creation, conception or other development of any Intellectual Property (A) by the Company or its Subsidiaries for any Person, (B) by any Person for the Company or its Subsidiaries (other than invention assignment agreements entered into with current or former employees or independent contractors in the Ordinary Course) or (C) jointly by the Company or its Subsidiaries and any Person;

(xiii) any Contract providing for the assignment or transfer of any ownership interest in or to any Company IP material to the operation of the business by (A) the Company or its Subsidiaries to any Person or (B) any Person to the Company or its Subsidiaries (other than invention assignment agreements entered into with current or former employees or independent contractors in the Ordinary Course);

(xiv) any Collective Bargaining Agreement;

(xv) any Contract that is a settlement, conciliation or similar agreement (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xvi) any Contract with a Top Supplier that is not terminable on 30 days or less without notice; and

(xvii) any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Contract is in full force and effect and, to the Knowledge of the Company, is legal, valid and binding upon and enforceable against each of the parties thereto in accordance with the terms thereto, except insofar as enforceability may be limited by the Enforceability Exceptions. True, correct and complete copies of all Material Contracts have been Made Available to SPAC or its representatives.

(c) Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Contract, and no party to any Material Contract has given any written notice of any claim of any such breach, default or event, which in each case, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The Company has not, within the last 12 months, provided to or received from the counterparty to any Material Contract any written notice or written communication (or to the Knowledge of the Company, oral notice or communication) that any party has violated or breached or committed any default under any Material Contract. The Company has not received any written notice or written communication or, to the Knowledge of the Company, oral notice or communication that any part to any Material Contract is contemplating, and to the Knowledge of the Company, no party intends, to cancel, terminate, materially adversely modify, refuse to perform or not renew any such Material Contract, the loss of which would be a Company Material Adverse Event.

Section 3.14. Real Property.

(a) Section 3.14(a) of the Company Disclosure Letter contains a true, correct, and complete list of all parcels of real property and real property interests, including by address if available (excluding mining claims), owned in fee by the Company or its Subsidiaries (the “Owned Property”). The Company or its Subsidiaries have good and marketable fee simple title to the Owned Property. The Company has no options, contracts, or other agreements under which the Company or its Subsidiaries have a right to purchase, lease or otherwise acquire, or the obligation to sell, lease, or otherwise divest, any real property or interests in real property. Except as set forth on Section 3.14(a) of the Company Disclosure Letter, the Company or its Subsidiaries own the Owned Property free and clear of all Encumbrances, except for Permitted Encumbrances. The Company has not leased or otherwise is a party to any Contract granting any Person the right to use or occupy the Owned Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Property or any portion thereof or interest therein.

(b) Section 3.14(b) of the Company Disclosure Letter contains a true, correct, and complete list of all leases, subleases, easements, surface use agreements, licenses, and similar occupancy agreements, including all amendments, extensions, renewals, guaranties and similar agreements, for the use or occupancy of real property or real property interests (excluding mining claims) held by the Company or its Subsidiaries (the “Real Property Leases”) and descriptions of the real property subject to the Real Property Leases (“Leased Real Property”). The Company has Made Available to SPAC true, correct and complete copies of the Real Property Leases and all material extensions, amendments, modifications and supplements, thereof. The Company or its Subsidiaries, as applicable, have valid leasehold title to all of the Real Property Leases, free and clear of all Encumbrances, except for Permitted Encumbrance. Each of the Real Property Leases are in full force and effect and is a legal, valid and binding obligation of the Company or its Subsidiaries, and to the Knowledge of the Company, any counterparty, enforceable against them in accordance with its terms. The Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has not been disturbed, and, to the Knowledge of the Company, there are no material disputes under any Real Property Lease. There is not, under any of the Real Property Leases, any existing breach or default or event of breach or default of the Company or its Subsidiaries or, to the Knowledge of the Company, any event which with notice or lapse of time, or both, would constitute a breach or default or would permit the termination, modification, or acceleration of rent under any Real Property Lease. The Company has not (a) subleased, licensed or otherwise is a party to a Contract granting any Person the right to use or occupy the Leased Real Property or any portion thereof or (b) collaterally assigned or granted any other security interest under any Real Property Lease or any interest therein. The Owned Property and the Leased Real Property constitute all of the real property used or intended to be used in, or otherwise related to, the business of the Company or its Subsidiaries.

(c) The Company has not received any notice and has no Knowledge of any pending condemnation, action in eminent domain, taking, revocation (or intent to revoke), contest action, or notice of failure to pay maintenance fees, by any Governmental Authority with respect to any of the Owned Property or Leased Real Property that is material to the Company or its Subsidiaries taken as a whole.

Section 3.15. Intellectual Property Rights.

(a) Section 3.15(a) of the Company Disclosure Letter is a true, correct and complete list, as of the date of this Agreement, of each item of Registered IP, specifying for each item: (i) the record owner, (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date, and (iv) the issuance, registration or application number. All Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable in accordance with applicable Law.

(b) The Company or its Subsidiaries (i) exclusively owns all right, title and interest in and to all Owned IP, free and clear of all Encumbrances (other than Permitted Encumbrance) and (ii) has sufficient rights to use, pursuant to a written license, sublicense, or agreement, all Company IP free and clear of all Encumbrances (other than Permitted Encumbrance), except in the case of clauses (i) and (ii), where the failure to have such rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company IP constitutes all Intellectual Property used in and necessary for, the operation of the business of the Company or its Subsidiaries as currently conducted. Section 3.15(c) is the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property and nothing in this Section 3.15(b) will be deemed, construed, or interpreted to constitute a representation with respect to infringement, misappropriation or other violation of any Intellectual Property.

(c) Since the Lookback Cutoff Date, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the operation of the business of the Company or any of its Subsidiaries, has infringed, misappropriated (or resulted from the misappropriation of) or otherwise violated, or is infringing, misappropriating (or results from the misappropriation of) or otherwise violating any Intellectual Property of any Person. Since the Lookback Cutoff Date, neither the Company nor any of its Subsidiaries has received from any Person any written notice, written claim or written threat, or to the Knowledge of the Company, any other claim or notice: (i) alleging any infringement, misappropriation or other violation of any Intellectual Property of any Person, (ii) inviting any the Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person or (iii) challenging the ownership, use, validity or enforceability of any Owned IP in each case that is material to the Company or its Subsidiaries.

(d) To the Knowledge of the Company, no Owned IP has been or is being infringed, misappropriated, or otherwise violated by any Person. No Action against any Person with respect to the alleged infringement, misappropriation or other violation of any Owned IP or invalidity or enforceability of any Intellectual Property is pending or threatened by the Company or its Subsidiaries, and the Company and its Subsidiaries have not sent any claim, complaint, notice or demand and have not been party to any Action related to any of the foregoing.

(e) No Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned IP.

(f) The Company and its Subsidiaries take and have taken commercially reasonable steps to maintain and protect the confidentiality of and otherwise designed to protect all material Trade Secrets included in the Owned IP. No material Trade Secret included in the Owned Intellectual Property has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use thereof.

(g) Each of the Company and its Subsidiaries take and has taken commercially reasonable measures designed to maintain and protect the performance of the Company IT Systems (and all Software, information and data stored thereon). The Company IT Systems are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted. There have been no (i) to the Knowledge of the Company. material failures, breakdowns or other impairments of any Company IT Systems that have not been remedied or are in the process of being remedied in full as of the date of this Agreement or (ii) to the Knowledge of the Company, material security breaches or unauthorized use, access or intrusions of any Company IT Systems.

Section 3.16. Labor Relations; Employment Contracts.

(a) None of the Company or its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor Contract with a labor union, works council, or other labor organization applicable to persons employed by the Company or its Subsidiaries (each, a “Collective Bargaining Agreement”), and none are being negotiated, and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, labor organization or other employee representative with respect to their employment with the Company or any of its Subsidiaries. No union, works council, other labor organization, or group of employees of the Company or its Subsidiaries have made a pending written demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor, to the Knowledge of the Company, has any such representation proceeding, petition, or demand been brought, filed, made, or threatened within the last three years. There is no organizing activity involving the Company or any of its Subsidiaries that is pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees, nor, to the Knowledge of the Company, has any such organizing activity been pending or threatened since the Lookback Cutoff Date.

(b) There are no pending: (i) strikes, work stoppages, slowdowns, lockouts, picketing, hand billing, or arbitrations (nor have there been any strikes, work stoppages, slowdowns, lockouts, picketing, hand billing, or arbitrations within the three years prior to the date of this Agreement); or (ii) or, to the Knowledge of the Company, threatened material grievances or other material labor disputes against or involving the Company or its Subsidiaries involving any employee of the Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization.

(c) The Company and its Subsidiaries are in compliance in all material respects and, to the Knowledge of the Company, each of their executive officers are in compliance in all material respects, with the terms of any employment agreements between the Company or its Subsidiaries and such individuals.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, there are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or its Subsidiaries, of any individual.

(e) The Company and its Subsidiaries are, and since the Lookback Cutoff Date, have been, in material compliance with all Laws relating labor and employment, including laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (the “WARN Act”)), collective bargaining, occupational health and safety, workers’ compensation, and immigration. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or its Subsidiaries within the six (6) months prior to the Closing.

(f) None of the Company or its Subsidiaries have incurred, or have Knowledge of circumstances under which the Company or its Subsidiaries would reasonably be expected to incur, any liability from (i) the failure to pay wages, including overtime wages, (ii) the misclassification of employees as independent contractors, or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(g) The Company and its Subsidiaries have investigated (to the extent reasonable) any employment discrimination and sexual harassment allegations reported to the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken reasonable corrective action with respect to each such allegation with potential merit and does not expect any material liability with respect to any such allegations. The Company has policies and procedures in place to address issues relating to employment discrimination and sexual harassment allegations.

(h) To the Knowledge of the Company, as of the date of this Agreement, no employee of the Company or any of its Subsidiaries with annualized compensation at or above $100,000 has expressed an intention to terminate his or her employment with the Company or any of its Subsidiaries prior to the one-year anniversary of the Closing.

Section 3.17. Benefit Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Benefit Plan, provided that with respect to any Benefit Plans that are offer letters, employment agreements, independent contractor agreements, or equity award agreements that in each case (y) do not materially deviate from the standard form of the applicable agreement Made Available to SPAC or its representatives prior to the date of this Agreement and (z) do not provide for severance, termination, change in control, or vesting acceleration payments or benefits, only the forms thereof need be listed in Section 3.17(a) of the Company Disclosure Letter.

(a) With respect to each material Benefit Plan, the Company and its Subsidiaries have delivered or Made Available to SPAC or its representatives copies of, to the extent applicable, (i) the most recent plan document (and all amendments thereto) for such Benefit Plan and any trust agreement, insurance contract or other funding arrangement (as currently in effect) relating to such Benefit Plan, (ii) the most recent summary plan description for such Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Employee Benefits Security Administration with respect to such Benefit Plan and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Benefit Plan.

(b) Each Benefit Plan has been maintained, administered, operated and funded in accordance in all material respects with its terms and in compliance in all material respects with all applicable Laws, including, if applicable, ERISA and the Code. Except as would not result in a material liability to the Company, all contributions, premiums and benefit payments required to be made with respect to each Benefit Plan on or before the date hereof have been timely made, and all such amounts for any period ending on or before the Acquisition Closing Date that are not yet due have been made or properly accrued. No Benefit Plan is intended to be qualified within the meaning of Section 401(a) of the Code. Each Benefit Plan subject to the requirements of Section 408 of the Code complies in all material respects with such requirements. Neither the Company nor any of its Subsidiaries has incurred any material Tax, penalty or other Liability (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to or is required to contribute to, or since the Lookback Cutoff Date has sponsored, maintained, contributed to or been obligated to contribute to, nor does the Company, any of its Subsidiaries or any of their respective ERISA Affiliates have any Liability under or in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any Liability with respect to an employee benefit plan as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) No Benefit Plan provides for, and neither the Company nor any of its Subsidiaries has any Liability to provide, post-termination, post-ownership or retiree life insurance, health or other employee welfare benefits for any Person, except continuation coverage required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law, for which the covered individual pays the entire premium cost.

(e)  (i) No Actions, suits or claims (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened in writing with respect to any Benefit Plan, and (ii) no Benefit Plan is currently under audit or examination by any Governmental Authority. Each Company Parent Option was granted in accordance with the terms of the Company Parent Stock Plan and applicable Law, and each Company Parent Option’s per share exercise price is equal to or greater than the fair market value of an ordinary share of the Company Parent on the date of grant of such Company Parent Option, determined in accordance with Section 409A of the Code, as applicable. No Company Parent Option has had its exercise date or grant date “back-dated” or materially delayed.

(f) Except as required by Law or this Agreement or as set forth on Section 3.17(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in connection with any other event(s), (i) accelerate the time of payment or vesting of, or trigger any funding of compensation or benefits payable under, any Benefit Plan or otherwise; (ii) entitle any current or former employee, officer, director, or other individual service provider of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof) to any payment or increase in compensation or benefits (whether in cash, property, the vesting or property, a forgiveness of indebtedness or otherwise) under any Benefit Plan or otherwise; (iii) require a contribution by the Company or any of its Subsidiaries to any Benefit Plan; or (iv) limit or restrict the ability of PubCo to merge, amend or terminate any Benefit Plan.

(g) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been established and administered in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such Benefit Plan is subject to any Tax under Section 409A of the Code. Each Company Parent Option was granted in accordance with the terms of the Company Parent Stock Plan and applicable Law, and each Company Parent Option’s per share exercise price is equal to or greater than the fair market value of an ordinary share of the Company Parent on the date of grant of such Company Parent Option, determined in accordance with Section 409A of the Code, as applicable. No Company Parent Option has had its exercise date or grant date “back-dated” or materially delayed.

Section 3.18. Brokers. Except as set forth in Section 3.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company.

Section 3.19. Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, its business or operations:

(i) The Company and its Subsidiaries are, and have been since the Lookback Cutoff Date, in compliance with all applicable Environmental Laws;

(ii) The Company and its Subsidiaries obtain, maintain and comply with all Environmental Permits that are required to own, lease or operate its properties and assets and to conduct its business as presently conducted, including, as applicable, with respect to the development, design, construction, ownership, operation, reclamation, remediation, or restoration of the Mining Projects as presently conducted, and such Environmental Permits are in effect and have been complied with. The Company has not received any notice that any Governmental Authority that has issued any Environmental Permit intends to suspend, cancel, terminate, or not renew any such Environmental Permit, except to the extent such Environmental Permit may be amended, replaced, or reissued as necessary to reflect the transactions contemplated hereby or may be terminated in the ordinary and usual course of a reissuance or replacement process; and

(iii) To the Company’s Knowledge, no facts, circumstances or conditions exist as of the date hereof that the Company believes would prohibit the Company from obtaining material Environmental Permits under applicable Environmental Law for the Mining Projects.

(iv) Neither the Company nor any of its Subsidiaries (a) has, since the Lookback Cutoff Date (or earlier to the extent unresolved), received any written notice, report, Governmental Order, directive from a Governmental Authority or other Person regarding any actual or alleged violation of or Liabilities under Environmental Laws or (b) is a party to any pending or, to the Knowledge of the Company, threatened in writing, Action arising under or related to Environmental Laws;

(v) Neither the Company nor any of its Subsidiaries has treated, stored, handled, transported, disposed of, arranged for the disposal of, exposed any Person to, released, or owned or operated any property or facility contaminated by, any Hazardous Materials, and to the Knowledge of the Company, no conditions currently exist with respect to the Owned Property or Leased Real Property, or any property currently or, to the Knowledge of the Company, formerly, owned, leased or operated by the Company or its Subsidiaries, or, to the Knowledge of the Company, any property to which the Company or its Subsidiaries arranged for the disposal or treatment of Hazardous Material, in each case as would result in the Company or its Subsidiaries incurring material Liabilities or obligations under Environmental Laws; and

(vi) Neither the Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws.

(b) The Company and its Subsidiaries have Made Available copies of all environmental assessments, studies, audits, analyses or reports, relating to the Owned Property or Leased Real Property or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries and copies of all other material, non-privileged documents relating to any material and outstanding Liabilities of the Company or its Subsidiaries under Environmental Law to the extent such are in the possession or custody of the Company or its Subsidiaries.

Section 3.20. Insurance. Section 3.20 of the Company Disclosure Letter contains a list of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement, but not including any policies with respect to any Benefit Plan (collectively, the “Insurance Policies”). All premiums and other amounts owed with respect to the Insurance Policies have been timely paid in accordance with the terms of such policies and there have been no lapses in insurance coverage. Neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any of the Insurance Policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. As of the date of this Agreement, there is no claim pending under any such policies or binders with respect to which coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies or binders or which is reasonably likely to exhaust the applicable limit of liability.

Section 3.21. Company Related Parties. Except as set forth in Sections 3.21 of the Company Disclosure Letter, the Company is not, and has not been since the Lookback Cutoff Date, party to any Contract with any Related Party. No Related Party (i) owns any property or right (tangible or intangible) that is used in the Company’s business or operations as presently conducted or as contemplated to be conducted, (ii) owes any amount to, or is owed any amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions), or (iii) has any financial interest in (other than the ownership of 2% or less of any class of publicly traded securities of a company on a passive basis), directly or indirectly, or is a director or executive officer of, any Person which is a Top Supplier, lessor, lessee, distributor, wholesaler, retailer, reseller, or competitor of the Company.

Section 3.22. Privacy.

(a) The Company and its Subsidiaries and any Person acting for or on behalf of any the Company or its Subsidiaries have at all times complied in all material respects with: (i) all applicable Privacy Laws; (ii) all of the Company’s or its Subsidiaries’ applicable policies and notices regarding personal data; and (iii) all of the Company or its Subsidiaries’ applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of personal data, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, which safeguards are consistent with practices in the industry in which the Company or its Subsidiaries operate, to protect personal information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure.

(c) To the Knowledge of the Company, there have been no material breaches or security incidents relating to the unauthorized access to or disclosure of any personal information in the possession or control of the Company or its Subsidiaries or collected, used or processed by or on behalf of the Company or its Subsidiaries. The Company has not been required to notify (and has not notified) any Person of any security incident or in connection with any actual or alleged data security requirement.

Section 3.23. Proxy/Registration Statement. The information supplied or to be supplied by the Company, any of its Subsidiaries or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement will not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.

Section 3.24. Mining Projects.

(a) Section 3.24(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all current Mining Rights owned, leased, operated or used by the Company or otherwise forming part of the Mining Projects (the “Company Mining Rights”), and identifies the Mining Project, claim number, area, expiry date, and granting authority, whether the Company Mining Right is owned, leased or otherwise held and types of minerals covered by each Mining Right. The Company Mining Rights collectively constitute all of the Mining Rights that are reasonably required for the conduct of the Company’s business and operations as currently conducted.

(b) To the Knowledge of the Company, each Company Mining Right is valid, in good standing and is not liable to forfeiture, termination, cancellation or suspension for any currently existing reason, or the subject of any pending or threated claims, proceedings or disputes, and there is no unremedied material breach by the Company (with or without notice or lapse of time or both), of any statutory requirement or any other conditions relating to each Company Mining Right.

(c) All statutory and contractual payments, rents, royalties and other fees currently due in respect of each Company Mining Right have been paid.

(d) The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by the Company or its Affiliates have been prepared and disclosed in all material respects in accordance with the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (2012 Edition).

(e) Except as set forth in Section 3.24(e) of the Company Disclosure Letter, the Company, solely to the extent provided by applicable Law and the Company Mining Rights, is in exclusive possession or control of the rights under Law and the Company Mining Rights, to develop the minerals that are locatable, located in, on or under the Mining Projects.

(f) Except as set forth in Schedule 3.24(f) of the Company Disclosure Letter, the Company has not received notice of any conflicting material Mining Rights owned by third parties which overlay with the Mining Projects.

(g) No Company is party to any, and to the Knowledge of the Company, there is no, joint venture agreement, stockholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or would have any material adverse impact on the Company’s interest in the Company Mining Rights, or the access to, exploration, development or mining of same, and to the Knowledge of the Company, no other Person has any interest in the Company Mining Rights (absent the interests of any Governmental Authority) or any right to acquire or otherwise obtain any such interest.

(h) Except as set forth in Section 3.24(h) of the Company Disclosure Letter, there are no options, back-in rights, earn-in rights, rights of first refusal, rights of first offer, preemptive rights, off-take rights or similar provisions or rights which would materially affect the Company’s interest in the Company Mining Rights after the Closing Date.

(i) The Company has not received any notice in writing from any Governmental Authority or any Person with jurisdiction or applicable authority, of any revocation or intention to revoke the Company’s interests in or file a contest action related to the Company Mining Rights.

(j) To the Knowledge of the Company, the Company has made available to the SPAC all material information and data pertaining to the Company Mining Rights in their possession, including, to the extent material: mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Company Mining Rights, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; financial assurances for reclamation and all information concerning record, possessory, legal or equitable title to the Company Mining Rights. Set forth in Section 3.24(j) of the Company Disclosure Letter is a list of all mining title opinions and title opinions and title policies of insurance relating to any of the real property interests in the Mining Projects, the Owned Real Property and the Leased Real Property to the extent such policies or opinions are in the Company’s possession.

(k) The Company has the right to use all information and data pertaining to the Company Mining Rights in their possession.

(l) The Company has complied, in all material respects, with Mining Financial Assurances required for the Mining Projects.

(m) None of the representations and warranties in this Agreement (other than those contained in this Section 3.24) will be deemed to constitute, directly or indirectly, a representation or warranty by the Company with respect to any matter relating to the Mining Rights other than as set forth specifically in this Section 3.24.

Section 3.25. Government Contracts. Except as set forth on Section 3.25 of the Company Disclosure Letter, the Company is not party to: (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company, on one hand, and any Governmental Authority, on the other hand, that is still in effect and that is material in any respect; or (b) any subcontract or other Contract by which the Company has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services that is still in effect and that is material in any respect (collectively, (a) and (b), “Government Contracts” and each a “Government Contract”). The Company has not provided any offer, bid, quotation or proposal to sell products made or services provided by the Company that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 3.26. Material Customers & Suppliers.

(a) As of the date hereof, the Company currently has no customers, including any off-takers.

(b) Section 3.26(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services and the total spend for the 12 months ended December 31, 2025 and the 12 months ended December 31, 2024 to which the Company made payments or accrued obligations in excess of $250,000 (the “Top Suppliers”).

Section 3.27. Proxy/Registration Statement; Company Parent Circular.

(a) The information supplied or to be supplied by the Company, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement will not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates or Representatives.

(b) The information supplied or to be supplied by the Company its Affiliates or their respective Representatives in writing specifically for inclusion or incorporation by reference in any circular, explanatory memorandum or similar document prepared by or on behalf of Company Parent for distribution to the shareholders of Company Parent in connection with soliciting the vote necessary to obtain the Required Parent Shareholder Approval (the “Company Parent Circular”) will not, at (a) the time the Company Parent Circular (or any amendment thereof or supplement thereto) is first dispatched, sent or made available to the shareholders of Company Parent and (b) the time of any meeting of the shareholders of Company Parent convened for the purpose of approving or consenting to the Transactions (or, if approval is sought by written consent, at the time such consent is solicited), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC specifically for inclusion or incorporation by reference in the Company Parent Circular.

Section 3.28. No Additional Representation or Warranties. Except as set forth in Article IV and Section 11.1, the Company acknowledges and agrees that SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the second Business Day prior to the date hereof (excluding any disclosures in any risk factors section, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.3, Section 4.7 (except for Section 4.7(i)) and Section 4.13); (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) or (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as follows:

Section 4.1. Organization and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, except as would not be material to SPAC. SPAC is duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, be material to the SPAC or its business or its operations. A true, correct and complete copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company. SPAC is not in default of any term or provision of the SPAC Charter in any material respect.

Section 4.2. Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.3. Capitalization of SPAC.

(a) As of the date of this Agreement and immediately prior to the Initial Merger Effective Time, the authorized share capital of SPAC consists of 221,000,000 total shares divided into (i) 200,000,000 SPAC Class A Ordinary Shares, of which 7,646,529 SPAC Class A Ordinary Shares (including SPAC Class A Ordinary Shares underlying SPAC Units) are issued and outstanding, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which 150,000 SPAC Class B Ordinary Shares are issued and outstanding, and (iii) 1,000,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (x) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (y) have been offered, sold and issued and allotted by SPAC in compliance with applicable Law and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (z) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(b) As of the date of this Agreement, 15,800,000 SPAC Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions, (ii) have been offered, sold and issued by SPAC in compliance with applicable Law and all requirements set forth in (x) the SPAC Charter and (y) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound (other than transfer restrictions under the Securities Act or otherwise agreed to with the SPAC).

(c) Except as set forth in Section 4.3(c) of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Securities, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of the SPAC or the value of which is determined by reference to shares or other Equity Securities of the SPAC, and there are no voting trusts, proxies, transfer rights or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, transfer, redeem or otherwise acquire any SPAC Securities or other Equity Securities of SPAC.

Section 4.4. Authorization.

(a) Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and at or prior to the Acquisition Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Acquisition Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i) The approval and authorization of the Initial Merger and the Plan of Initial Merger require the approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds majority of the SPAC Shares entitled to attend and vote and that do so vote thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law; and

(ii) The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case will require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the SPAC Shares entitled to attend and vote and that do so vote thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law.

(c) The SPAC Shareholders’ Approval are the only votes and approvals of holders of SPAC Shares or other Equity Securities of SPAC necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Initial Closing and the Acquisition Closing.

(d) On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions), (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5. Consents; No Conflicts.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to the SPAC’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which SPAC is or will be party or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act (including the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, (ii) the filing with the SEC of the Proxy/Registration Statement and the declaration of the effectiveness thereof by the SEC, (iii) the filing of the Initial Merger Filing Documents and the Acquisition Merger Filing Documents or (iv) any other consents, approvals, notifications, notices, submissions, applications, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SPAC Material Adverse Effect.

(b) None of the execution or delivery by SPAC of this Agreement or any Transaction Documents to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the SPAC’s Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or trigger any right or payment under, any of the terms, conditions or provisions of (A) any Contract to which any of SPAC is a party, (B) any of SPAC’s material permits or (C) any Government Order, Law or other restriction of any Governmental Authority to which any of SPAC or any of its properties or assets are subject or bound or (iii) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrance) or Equity Securities of SPAC, except (y) in each case, as would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of SPAC to enter into and perform its obligations contemplated hereby, or (z) in the case of (ii) and (iii), be or reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.6. Compliance with Laws, including Corruption Laws.

(a) Since the Lookback Cutoff Date, (i) SPAC is, and has been, in compliance in all material respects with all applicable Laws; (ii) SPAC is not and has not been subject to any pending or, to the Knowledge of SPAC, threatened in writing Action with respect to a violation of any applicable Laws; and (iii) SPAC, to the Knowledge of SPAC, is not and has not been subject to any material investigation by or for any Governmental Authority with respect to any violation of any applicable Laws, in each case of (i), (ii) and (iii) other than as would not be material to SPAC, its business or its operations.

(b) SPAC has not (i) received from any Governmental Authority or any Person any notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing or is engaged in any Actions related to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, Ex-Im Laws or U.S. antiboycott Laws, and to the Knowledge of SPAC, no such Action has been threatened in writing.

(c) SPAC, any of its directors, officers or employees, or to the Knowledge of SPAC, its agents or any other Persons acting for or on behalf of SPAC, directly or indirectly, has not at any time in the past five (5) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as a) Anti-Corruption Laws, as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting SPAC, or any agent or any other Person acting for or on behalf of SPAC, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(d) SPAC, any of its directors, officers or employees or to the Knowledge of SPAC, its agents acting for or on behalf of SPAC, has not at any time in the past five (5) years (since April 24, 2019 in the case of Sanctions) violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws or U.S. antiboycott Laws or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws or U.S. antiboycott Laws. Without limiting the foregoing, SPAC, any of its directors officers, employees or to the Knowledge of SPAC, its agents acting for or on behalf of SPAC, any has, since April 24, 2019, (i) been a Prohibited Person or (ii) engaged in any dealings or transactions with, on behalf of, or for the benefit of any Prohibited Person or in any Sanctioned Country.

Section 4.7. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be timely paid. SPAC has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Tax authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority. No dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding.

(c) No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

(d) There are no liens for material Taxes (other than liens for Taxes not yet due and payable) upon the assets of the SPAC.

(e) SPAC has not been a member of an affiliated, consolidated or similar Tax group and otherwise does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f) SPAC has complied in all material respects with all applicable transfer pricing requirement imposed by any Governmental Authority.

(g) SPAC is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(h) SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(i) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in connection with any other event(s), result in payments under any SPAC Benefit Plan which would not be deductible under Section 280G of the Code or entitle any Person to receive any Tax gross-up, indemnity or reimbursement from the Company for any Tax incurred by such Person, including under Section 409A or Section 4999 of the Code.

(k) SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.8. Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) were prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly present in all material respects the financial position of SPAC at the date thereof and the results of their operations, changes in equity and cash flows for the period indicated (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and were derived from and accurately reflect in all material respects, the books and records of the SPAC and its Subsidiaries. The SPAC Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).

(b) SPAC has established and maintained a system of internal controls. The internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP. Neither SPAC (including any employee thereof), or SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(c) (i) Except as set forth in Section 4.8(c) of the SPAC Disclosure Letter, the SPAC does not have any Indebtedness, and (ii) the Existing Sponsor Loans and the aggregate principal amount with respect thereto and the SPAC’s good faith estimate of SPAC Transaction Expenses and Other Transaction Expenses as of the date of this Agreement is as set forth in Section 4.8(c) of the SPAC Disclosure Letter.

Section 4.9. Undisclosed Liabilities. SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, except for Liabilities (i) that are incurred in the Ordinary Course of Business that are individually and in the aggregate immaterial, (ii) in the SPAC Financial Statements, (iii) that are Liabilities incurred since latest balance sheet date included in the SPAC Financial Statements in the Ordinary Course that will be repaid prior to the Acquisition Closing or be reflected in Sponsor Loans, and (iv) Liabilities set forth in Section 4.9 of the SPAC Disclosure Letter.

Section 4.10. Absence of Changes. Since the latest balance sheet date included in the SPAC Financial Statements, (a) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (b) there has not been any SPAC Material Adverse Effect.

Section 4.11. Actions. There is, and since the Lookback Cutoff Date, there has been no (a) Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC, or any of its directors or officers (in their capacity as such) and (b) Action initiated or threatened by or on behalf of SPAC, (c) judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its directors or officers (in their capacity as such) or assets or properties, except in each case of (a) or (b), as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of SPAC to enter into and perform its obligations contemplated hereby, or (ii) be or reasonably be expected to be material to SPAC. No order has been made, petition presented and received by SPAC, resolution passed or meeting convened for the purpose of considering a resolution for the dissolution and liquidation of SPAC or the establishment of a liquidation group, no administrator has been appointed for SPAC nor to the Knowledge of SPAC steps taken to appoint an administrator, and to the Knowledge of SPAC there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning SPAC.

Section 4.12. Material Contracts and Commitments. Except as set forth in Section 4.12 of the SPAC Disclosure Letter or as reserved against on the balance sheet and disclosed in the SPAC SEC Filings, and other than Contracts that would not reasonably be expected to give rise to more than $50,000 of liability or expense, (a) SPAC is not party to any material Contract other than those Contracts filed as an exhibit to the SPAC SEC Filings and (b) none of SPAC, any Affiliate or Related Party of SPAC, Sponsor or any Affiliate or Related Party of Sponsor is party to any engagement letter or Contract to pay or incur any Other Transaction Expenses for which the SPAC will be responsible for amounts following the Initial Closing.

Section 4.13. Brokers. Except as set forth in Section 4.13 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.14. Proxy/Registration Statement; Company Parent Circular.

(a) The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement will not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company, its Subsidiaries, the Acquisition Entities or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b) The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion or incorporation by reference in the Company Parent Circular will not, at (a) the time the Company Parent Circular (or any amendment thereof or supplement thereto) is first dispatched, sent or made available to the shareholders of Company Parent and (b) the time of any meeting of the shareholders of Company Parent convened for the purpose of approving or consenting to the Transactions (or, if approval is sought by written consent, at the time such consent is solicited), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Company Parent, any of their respective Subsidiaries specifically for inclusion or incorporation by reference in the Company Parent Circular.

Section 4.15. SEC Filings. SPAC has filed or furnished all statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended, supplemented or modified since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, or as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Acquisition Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.16. Trust Account. As of the date of this Agreement, SPAC has at least $635,282 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 26, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the Acquisition Effective Time) who will have elected to redeem their SPAC Ordinary Shares (prior to the Acquisition Effective Time) pursuant to the SPAC Charter and the underwriters of SPAC’s IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their redemption rights pursuant to the SPAC Charter. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Acquisition Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter will terminate, and as of the Acquisition Closing, SPAC will have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Acquisition Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by each of the Company and the Acquisition Entities with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Company (as the surviving company in the Initial Merger) on the Acquisition Closing Date.

Section 4.17. Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 4.18. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the other Transaction Documents to which it is party and the transactions contemplated hereby and thereby (including with respect to SPAC Transaction Expenses and Other Transaction Expenses) and (ii) Contracts with the underwriters of SPAC’s initial public offering that are filed as an exhibit to the SPAC SEC Filings, (iii) administrative and operational expenses incurred in the Ordinary Course consistent with SPAC’s operations as a blank check company and (iv) Contracts pursuant to which all Liabilities are reflected or reserved against in the SPAC Financial Statements or other financial statements that have been included in the SPAC SEC Filings, SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $100,000 in the aggregate for all such Contracts. Section 4.18(c) of the SPAC Disclosure Letter sets forth the true, correct and complete amount of SPAC Loans as of September 3, 2025 and the date of this Agreement.

Section 4.19. OTC Markets Quotation. Prior to January 16, 2024, the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units were each registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE under the symbols “CSTA,” “CSTA.W,” and “CSTA.U,” respectively. As of the date of the Agreement, the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are quoted on the OTC Markets under “CSTAF,” “CSTWF,” and “CSTUF,” respectively. There is currently no Action pending or, to the Knowledge of SPAC, threatened against SPAC by OTC Markets or the SEC with respect to the SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units.

Section 4.20. Reserved.

Section 4.21. SPAC Related Parties. Except for as set forth in any SPAC SEC Filing, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.22. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of SPAC and its equityholders, partners, members and Representatives, including Sponsor and any of its Affiliates, has made its own investigation of the Company and its Subsidiaries. The SPAC acknowledges and agrees that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information including those related to mining that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials Made Available (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC) or management presentations that have been or will hereafter be provided to SPAC or any of its Affiliates, agents or Representatives or Investors are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything to the contrary herein or therein, nothing in this Agreement or any Transaction Document will operate to limit any claim for fraud.

Article V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Merger Sub 1 and Merger Sub 2 (each, an “Acquisition Entity”) hereby jointly and severally represent and warrant to SPAC and the Company as follows:

Section 5.1. Organization, Qualification and Classification. Merger Sub 1 is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub 1 is, has been as of the effective date of its formation, and will be through the Acquisition Closing Date, properly classified as disregarded as an entity separate from PubCo for U.S. federal and applicable state and local income tax purposes. Merger Sub 2 is a corporation duly formed, validly existing and in good standing under the Laws of Nevada.

Section 5.2. Capitalization.

(a) As of the date hereof and immediately prior to the filing of PubCo Charter, the authorized capital of PubCo consists of 1,000 shares of common stock, par value $0.0001 per share (“Initial PubCo Common Stock”). As of the date hereof and immediately prior to the Initial Merger, one share of PubCo Common Stock is issued and outstanding (the “PubCo Subscriber Share”).

(b) The authorized capital of Merger Sub 1 consists of a 100% membership interest (“Initial Merger Sub 1 Interests”) solely owned by PubCo as of the date hereof and immediately prior to the Initial Merger.

(c) The authorized capital of Merger Sub 2 consists of 1,000 shares of common stock, no par value (“Initial Merger Sub 2 Common Stock”), one share of which is issued and outstanding, as of the date hereof and immediately prior to the Initial Merger. SPAC is the sole stockholder of Merger Sub 2 as of the date hereof and immediately prior to the Initial Merger.

(d) The outstanding shares of Initial PubCo Common Stock and Initial Merger Sub 2 Common Stock and the outstanding Initial Merger Sub 1 Interests have been duly authorized, validly issued, full paid and non-assessable and have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Encumbrances other than transfer restrictions under applicable securities Laws and the applicable Organizational Documents of PubCo, Merger Sub 1 and Merger Sub 2.

(e) The PubCo Shares constituting the Initial Merger Consideration being delivered by PubCo under this Agreement will be duly and validly issued, fully paid and nonassessable, and each such shares will be issued free and clear of all Encumbrances, other than transfer restrictions under applicable securities Laws, the PubCo Organizational Documents and, as applicable the Transaction Documents. The PubCo Shares constituting the Aggregate Merger Consideration being delivered by PubCo under this Agreement will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(f) Except as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding Equity Interests of PubCo, Merger Sub 1 or Merger Sub 2 and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of PubCo, Merger Sub 1 or Merger Sub 2 exercisable or exchangeable for Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2, or for the repurchase or redemption by PubCo, Merger Sub 1 or Merger Sub 2 of shares or other Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2 or the value of which is determined by reference to shares or other Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2, and there are no voting trusts, proxies or agreements of any kind which may obligate PubCo, Merger Sub 1 or Merger Sub 2 to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2.

(g) PubCo does not own or control, directly or indirectly, any interest in any Person other than Merger Sub 1 and, immediately following the Merger Sub 2 Transfer, Merger Sub 2, and as of the Acquisition Closing Date, the Surviving Company and the Company. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any Person.

Section 5.3. Corporate Structure; Subsidiaries. No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4. Authorization. Each Acquisition Entity has all requisite corporate power and authority to (i) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which an Acquisition Entity is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents and the Acquisition Merger Filing Documents with the applicable Governmental Authority. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.5. Consents; No Conflicts.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquisition Entity with respect to its execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Acquisition Entity is or will be party or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act (including the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, (ii) the filing with the SEC of the Proxy/Registration Statement and the declaration of the effectiveness thereof by the SEC, (iii) the filing of the Acquisition Merger Filing Documents or (iv) any other consents, approvals, notifications, notices, submissions, applications, authorizations, designations, declarations, waivers or filings, the absence of which would not be material to the Acquisition Entity.

(b) None of the execution or delivery any Acquisition Entity of this Agreement or any Transaction Documents to which it is or will be a party, the performance by it of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Acquisition Entity’s Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or trigger any right or payment under, any of the terms, conditions or provisions of (A) any Contract to which it is a party, (B) any material permits or (C) any Government Order, Law or other restriction of any Governmental Authority to which any Acquisition Entity or any of its properties or assets are subject or bound or (iii) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrance) or Equity Securities of the Acquisition Entity, except in the case of any of the foregoing clauses (ii) through (iii), as would not be or reasonably be expected to be individually or in the aggregate, material to any Acquisition Entity’s business, properties and operations, taken as a whole.

Section 5.6. Absence of Changes. Since the date of its formation, each Acquisition Entity has operated its business in the Ordinary Course.

Section 5.7. Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

Section 5.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

Section 5.9. Proxy/Registration Statement. The information supplied or to be supplied by each Acquisition Entity or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement will not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting and, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of the Acquisition Entities makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10. Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Acquisition Closing except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 5.11. Reserved.

Section 5.12. Intended Tax Treatment. No Acquisition Entity has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.13. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of the Acquisition Entities, and any of their respective equityholders, partners, members or Representatives has made its own investigation of the Company, its Subsidiaries and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by such Acquisition Entity or its Representatives) or reviewed by such Acquisition Entity) or management presentations that have been or will hereafter be provided to such Acquisition Entity or any of its Affiliates, agents or Representatives or Investors are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or the Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, such Acquisition Entity understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything to the contrary herein or therein, nothing in this Agreement or any Transaction Document will operate to limit any claim for fraud.

Article VI
COVENANTS OF THE COMPANY AND CERTAIN OTHER PARTIES

Section 6.1. Conduct of Business. Except (1) as permitted by the Transaction Documents (including, for the avoidance of doubt, any action or failure to take an action reasonably required in connection with or as a result of the PIPE Financing Agreements or PIPE Investments, in each case in a manner consistent with Section 8.6), (2) as required by applicable Law, (3) as set forth on Section 6.1 of the Company Disclosure Letter or (4) as consented to by SPAC in writing (which consent will not be unreasonably conditioned, withheld, or delayed), from the date of this Agreement through the earlier of the Acquisition Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company (A) will operate the business of the Company and its Subsidiaries in the Ordinary Course, and (B) will use commercially reasonable efforts to preserve the Company’s business organization, assets, properties and material business and operational relationships, in each case where commercially reasonable to do so, and (C) will not, and will cause its Subsidiaries not to, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law, to:

(a) (i) amend its Organizational Documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);

(b) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, except for Parent Intercompany Amounts and borrowings disclosed in Section 6.1(b) of the Company Disclosure Letter;

(c) transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly-owned Subsidiary of the Company or (y) on a pro rata basis to all shareholders of such Subsidiary;

(d) sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property), in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, (ii) transactions that do not exceed $250,000 individually and $500,000 in the aggregate, or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course;

(e) sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of or impose any Encumbrance (other than Permitted Encumbrances, except with respect to clause (f) in the definition of Permitted Encumbrances) upon any material Owned IP, in each case, except for non-exclusive licenses under material Owned IP granted in the Ordinary Course;

(f) (i) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances or (ii) merge, consolidate, combine or amalgamate the Company or any of its Subsidiaries with any Person;

(g) (i) split, combine, subdivide, reclassify, or amend any terms of its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, (iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities; Agreement;

(h) authorize, make or incur any capital expenditures, other than any capital expenditures in an amount not to exceed $1,000,000 in the aggregate as set forth in any capital budget provided to SPAC prior to the date of this Agreement;

(i) except in the Ordinary Course, (i) enter into any Material Contract or Real Property Lease, (ii) amend any such Material Contract or Real Property Lease extend, transfer, terminate or waive any right or entitlement of material value under any Material Contract or Real Property Lease, in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(j) sell the Owned Property or any portion thereof or purchase any real property;

(k) make any material change in its accounting principles or methods unless required by GAAP or applicable Laws;

(l) (i) make (outside of the Ordinary Course), change or revoke any election in respect of material Taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement with any Governmental Authority, (v) settle any material Tax claim or assessment, (vi) knowingly surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP);

(m) knowingly take any action where such action could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(n) except as required by any Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits payable or provided, or to become payable or provided to, any Company Service Provider, except for base salary or wage increases pursuant to the Company’s annual compensation review process or in connection with any promotions, in each case, in the Ordinary Course consistent with past practice for any employee of the Company whose total annual compensation opportunities that do not exceed $150,000, (ii) grant or announce any incentive awards, bonuses, transaction, retention, severance or other additional compensatory right or award to any Company Service Provider, (iii) grant or announce any equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensatory right or award to any Company Service Provider or (iv) accelerate the time of payment, vesting or funding of any benefits or compensation provided under any Benefit Plan or otherwise to any Company Service Provider; provided that, for the purposes of this Section, “Company Service Provider” means any current or former director, officer, employee or individual service provider of the Company;

(o) except as required by any Benefit Plan as in effect on the date of this Agreement, or as otherwise required by Law, materially amend, materially modify, or terminate any Benefit Plan or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement);

(p) (i) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any individual whose annualized compensation opportunities exceeds or would exceed $250,000 or (ii) terminate the employment or engagement of any individual whose annualized compensation opportunities exceed $250,000 for any reason other than for “cause”;

(q) (i) modify, extend, terminate, negotiate or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees of the Company of any of its Subsidiaries;

(r) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that could implicate the WARN Act;

(s) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(t) settle any Action by any Governmental Authority or any other third-party material to the business of the Company and its Subsidiaries, taken as a whole, in excess of $50,000 individually and $100,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company;

(u) terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit, except in the Ordinary Course or as would not be material to the business of the Company and its Subsidiaries, taken as a whole; and

(v) enter into or amend any Contract between the Company and a Related Party;

(w) repay all or any portion of an Existing Parent Loan;

(x) except in the Ordinary Course (i) fail to timely pay any annual maintenance fees or perform any assessment work required to maintain any unpatented mining claims held by the Company or any of its Subsidiaries in good standing under applicable Law, or fail to timely file any notices, affidavits, or other documentation required by applicable Law to preserve such claims; (ii) abandon, forfeit, or allow to lapse any unpatented mining claims held by the Company or any of its Subsidiaries; (iii) affirmatively authorize any third party to locate, stake, or acquire any mining claims that overlap with any unpatented mining claims held by the Company or any of its Subsidiaries; (iv) convert, restake, or reclassify, outside the ordinary course of business, any unpatented mining claims held by the Company or any of its Subsidiaries; (v) fail to timely evaluate and take appropriate action to defend any unpatented mining claims held by the Company or any of its Subsidiaries against any overlapping claims located or staked by a third party, including by asserting any available trespass claims, quiet title actions, or challenging the validity of such overlapping claims or (vi) fail to take any action reasonably necessary to secure all Mining Financial Assurances needed to ensure the development of the Mining Projects; or

(y) enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (x)).

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action will be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2. Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date of this Agreement until the Acquisition Effective Time, the Company will, and will cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and will use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as will be reasonably requested; provided, however, that in each case, the Company and its Subsidiaries will not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any Trade Secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the confidentiality provisions under the heading “Confidentiality” set forth in that certain Summary of Certain Proposed Terms and Conditions, dated as of September 3, 2025, by and between Constellation Acquisition Corp I and Company Parent (the “Term Sheet”). The Company agrees that it will be responsible for any breach of this Section 6.2 by any of its Controlled Affiliates or any of its or their respective Representatives.

Section 6.3. Acquisition Proposals and Alternative Transactions.

(a) During the Interim Period, the Company will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a, or with a view to obtaining a, Company Acquisition Proposal, (ii) afford access to the business, properties, assets, books, records or furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Company Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract) regarding a Company Acquisition Proposal other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”), (iv) enter into any agreement, arrangement or understanding that could reasonably be expected to adversely affect the ability of the Company and/or its Affiliates to consummate the Transactions in a timely manner, (v) prepare or take any steps in connection with a public offering of any securities of the Company or any of its Subsidiaries, other than in connection with the Transactions, or (vi) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person (other than SPAC and/or its Affiliates) to do or seek to do any of the foregoing or seek to circumvent the Transactions or with a view to obtaining or furthering a Company Acquisition Proposal. Further, no later than twenty-four (24) hours after the date hereof, the Company will and it will cause its Affiliates and its and their respective Representatives to immediately terminate any existing discussions, negotiations and contacts (including terminating all access granted to any such Person and its Representatives to any physical or electronic data room or information (including access to the business, properties, assets, books, records or other non-public information or to personnel of the Company Parent, or the Company or its Subsidiaries)) regarding any Company Acquisition Proposal and request the return or destruction of any non-public information of the Company or its Affiliates provided to any Person regarding any Company Acquisition Proposal.

(b) Except as expressly permitted by this Section 6.3, from and after the date of this Agreement until the receipt of the Required Parent Shareholder Approval, or, if earlier, the termination of this Agreement in accordance with Article X, neither the Company Board nor any committee thereof or the Company Parent Board will (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Company Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) withdraw, change or qualify or publicly propose to withhold withdraw, qualify or modify, in a manner adverse to SPAC, the Company Board Recommendation, (iii) approve, adopt or authorize the Company to enter into any merger agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal or that would reasonably be expected to lead to a Company Acquisition Proposal, (iv) fail to include the Company Board Recommendation in any the proxy or information statement or similar document delivered to Company Parent shareholders, (v) fail to publicly recommend against any tender offer or exchange offer for the Equity Securities of the Company or any other public Company Acquisition Proposal within five (5) Business Days after the commencement of such offer, or (vi) formally resolve or agree to do or publicly propose to do any of the foregoing (any action set forth in the foregoing clauses (i) to (vi) of this sentence, a “Change of Company Recommendation”) or (viii) cause or permit the Company to enter into any Alternative Acquisition Agreement.

(c) Notwithstanding anything to the contrary contained in Sections 6.3(a) and (b) and, if at any time prior to the receipt of the Required Parent Shareholder Approval (i) the Company has received, after the date of this Agreement, a bona fide unsolicited written Company Acquisition Proposal from a third party not Affiliated with the Company (“Third Party”), (ii) such Company Acquisition Proposal did not otherwise result from a breach of Section 6.3(a) (other than a breach that is immaterial and results from a Company action that was not reasonably anticipated by the Company to result in such breach) and (iii) the Company Parent Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that (x) such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (y) failing to provide non-public information to or otherwise engaging and negotiating with the Third Party would likely be a breach of the Company Parent Board’s fiduciary or statutory duties under applicable Law, then subject to providing prior written notice of its decision to take such action to SPAC as promptly as practicable after such determination was reached (and in any event, no later than 24 hours thereafter) and after Sections 6.3(d) having been fully complied with, the Company may (1) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Company Acquisition Proposal pursuant to one or more confidentiality agreements having provisions that are not materially less restrictive than the confidentiality provisions set forth under the heading “Confidentiality” in the Term Sheet, which under no circumstances restricts the Company or Company Parent from its obligations under this Agreement (including, for the avoidance of doubt, this Section 6.3(c) and Section 6.3(d)) (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Company Acquisition Proposal) and (2) participate in discussions or negotiations with the Third Party making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that any information concerning the Company Parent or its Subsidiaries to be provided or made available to any Third Party will, to the extent not previously provided or made available to SPAC, be provided or made available to SPAC concurrently with or promptly following such time (and in any event, no later than twenty-four hours thereafter) as it is provided or made available to such Third Party. For purposes of this Section 6.3, the Company will be deemed to have received a Company Acquisition Proposal if the Company Parent or any of their Affiliates receives a Company Acquisition Proposal.

(d) From and after the date of this Agreement, the Company will promptly (and in any event within 24 hours) notify SPAC in the event that the Company or any of its Affiliates receives any Company Acquisition Proposal. The Company will notify SPAC promptly (and in any event within 24 hours) of a summary of the material terms of the Company Acquisition Proposal, including the proposed consideration and identity of the Person who submitted such Company Acquisition Proposal. The Company will promptly (and in any event within 24 hours after such determination) advise SPAC if the Company or the Company Parent determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal. The Company will notify SPAC promptly (and in any event within 24 hours) of any material modification to the terms of any such proposals.

(e) Notwithstanding anything to the contrary contained in this Sections 6.3, if the Company has received after the date of this Agreement a bona fide written Company Acquisition Proposal that the Company Parent Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, and such Company Acquisition Proposal did not result from a breach Section 6.3 (other than a breach that is immaterial and results from a Company action that was not reasonably anticipated by the Company to result in such breach), the Company Parent Board may at any time prior to the receipt of the Required Parent Shareholder Approval, (i) effect a Change of Company Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 10.1(g) to enter into an Alternative Acquisition Agreement, in either case if the Company Parent Board determines in good faith after consultation with its outside counsel and financial advisors that the failure to take such action would be likely to be a breach of its fiduciary duties or statutory duties to the stockholders of the Company Parent and subject to compliance with the requirements of this Section 6.3(e). The Company Parent may not effect a Change of Company Recommendation pursuant to this Section 6.3(e) or terminate this Agreement pursuant to Section 10.1(g) to enter into an Alternative Acquisition Agreement, unless the Company has provided to SPAC at least five (5) Business Days’ prior written notice (the “Notice Period”) of the Company Parent’s intention to take such action, which notice will include that (x) after complying in all respects with Section 6.3(a) (other than a breach that is immaterial and results from a Company action that was not reasonably anticipated by the Company to result in such breach), the Company Board and Company Parent Board (or any of their Affiliates) has received a bona fide unsolicited Company Acquisition Proposal that has not been withdrawn, (y) the Company Parent Board concluded in good faith that such Company Acquisition Proposal constitutes a Superior Proposal, and (z) an unredacted copy of such Superior Proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into by the Company or Company Parent in respect of such Superior Proposal that are the basis of the Change of Company Recommendation or termination pursuant to Section 10.1(g), the identity of the Person or “group” of Persons making such Superior Proposal and, if applicable and to the extent received by the Company, financing documentation), and:

(i) during the Notice Period, if requested by SPAC, the Company will have, and will have caused its legal and financial advisors to have, engaged in good faith negotiations with the SPAC regarding any amendment to this Agreement proposed in writing by SPAC and intended to cause the relevant Company Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company Parent Board will have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by SPAC (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period (or such other time as mutually agreed by SPAC and the Company in writing) and have determined in good faith, after consultation with its financial advisors and outside counsel, that the Superior Proposal would continue to constitute a Superior Proposal and that the failure to take such action would likely constitute a breach of its fiduciary or statutory duties to the shareholders of the Company Parent if such Proposed Changed Terms were to be given effect, taking into account all of the terms and conditions of the Proposed Changed Terms and the Company Acquisition Proposal.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal (including any change in purchase price), the Company must deliver a new written notice to SPAC and must again comply with the requirements of this Section 6.3(e) with respect to such new written notice.

(f) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a Third Party concerning any transaction or series of related transactions under which the Third Party alone or in a group (as defined under Section 13 of the Exchange Act) directly or indirectly (a) acquires or purchases, directly or indirectly, more than twenty percent (20%) of the equity securities or assets, revenue or net income of the Company and its Subsidiaries, taken as whole (measured by the fair market value thereof as of the date of such purchase or acquisition) (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), (b) is a Competing SPAC that enters into an alternative transaction with the Company or the Company Parent with respect to the Company, (c)(i) acquires control or otherwise acquires or purchases in excess of twenty percent (20%) of the voting power or voting equity securities of the Company (whether by merger, consolidation, racialization, purchase or issues of equity securities, purchase of assets, tender offer or otherwise) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than or acquiring voting power in excess of twenty percent (20%) of the total outstanding equity securities of the Company (by vote or economic interests), or (ii) acquires control or otherwise acquires or purchases fifty percent (50%) or more of the voting power (as defined in the Corporations Act 2001 (Cth)) or voting equity securities of the Company Parent (whether by merger, consolidation, racialization, purchase or issues of equity securities, purchase of assets, tender offer or otherwise) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than or acquiring voting power in excess of fifty percent (50%) of the voting power (as defined in the Corporations Act 2001 (Cth)) or voting equity securities of the Parent Company(by vote or economic interests) (a transaction in this subsection (c)(ii), a “Company Parent Acquisition Transaction”), or (d) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, in each case, as a result of which the Company Parent ceases to own at least eighty percent (80%) of the total voting equity and voting securities of the Company or the surviving entity (or any direct or indirect parent company thereof), other than, in the case of each of clauses (a), (b), (c) and (d), any such transaction(s) or investment(s) with SPAC and/or any of its Affiliates or the PIPE Financing. For clarity, an equity or similar investment by the Company Parent in the Company will not be considered a “Company Acquisition Proposal”.

(ii) “Company Board Recommendation” means a statement to the effect that Company Parent Board has unanimously recommended that the Company Parent’s shareholders vote in favor of the Transactions at the Company Parent Shareholders Meeting called for the purpose of voting to approve the Acquisition Merger, and that each Company Parent Board director intends to vote all shares of the Company Parent held or controlled by them, or that they direct, in favor of the Acquisition merger, which may be expressed to be in the absence of a Superior Proposal.

(iii) “Superior Proposal” means a bona fide written Company Acquisition Proposal that did not result from a breach by the Company of Section 6.3 (other than a breach that is immaterial and unintentional) and was made by a Person that is not an Affiliate of the Company, substituting in the definition thereof, “in excess of fifty percent (50%)” for each of “in excess of twenty percent (20%)” and “at least eighty percent (80%)”, and that the Company Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Company Parent Board considers in good faith to be appropriate, (x) reasonably capable of being valued and consummated in accordance with its terms, taking into account all aspects of the Company Acquisition Proposal (including, among other things, the identity of the Third Party making such Company Acquisition Proposal, termination fees, expense reimbursement provisions, financing, market conditions, form of consideration, all financial, regulatory, legal and other aspects of such proposal and the conditionality, timing and certainty of consummation of such proposal), and (y) if completed substantially in accordance with its terms would likely be more favorable to the stockholders of the Company Parent (in their capacity as such) taking into account all aspects (including those items set forth above) of the Company Acquisition Proposal and any modification to such Superior Proposal and the Proposed Changed Terms proposed by SPAC in response to such Company Acquisition Proposal or otherwise and any consequence of such modification.

Any action taken by a Representative of the Company or Company Parent, acting on behalf of, at the direction of, or in concert with the Company or the Company Parent that would be a breach by the Company or the Company Parent of this Section 6.3 will be deemed to constitute a breach by the Company or Company Parent of this Section 6.3.

Section 6.4. D&O Indemnification and Insurance.

(a) From and after the Acquisition Closing, the Surviving Corporation, the Surviving Company and PubCo will jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Closing, whether asserted or claimed prior to, at or after the Acquisition Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation, the Surviving Company and PubCo will, and will cause their Subsidiaries to, (i) maintain for a period of not less than six years from the Acquisition Closing provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Corporation and its Subsidiaries’ or SPAC’s and each Acquisition Entity’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Surviving Corporation and its Subsidiaries, SPAC or such Acquisition Entity, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Acquisition Closing, each of PubCo, the Surviving Corporation and the Surviving Company will (and the Surviving Corporation will cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance (each a “D&O Insurance”) covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event will PubCo, the Surviving Corporation, its Subsidiaries or the Surviving Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, for such insurance policy for the year ended December 31, 2024, as the case may be; provided, however, that (i) each of PubCo, the Surviving Corporation and the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (each a “D&O Tail”) with respect to claims existing or occurring at or prior to the Acquisition Closing and if and to the extent such policies have been obtained prior to the Acquisition Closing with respect to any such Persons, the Surviving Corporation, the Surviving Company and PubCo, respectively, will maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4 will be continued in respect of such claim until the final disposition thereof. The costs of any D&O Insurance for the period after the Acquisition Closing Date, and the cost of any D&O Tail to the extent in effect following the Acquisition Closing Date, will be borne by PubCo and will not be a SPAC Transaction Expense.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 will survive the Acquisition Closing indefinitely and will be binding, jointly and severally, on the Surviving Corporation, the Surviving Company and PubCo and all of their respective successors and assigns. In the event that the Surviving Corporation, the Surviving Company, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and will not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation, the Surviving Company or PubCo, respectively, will ensure (and each of PubCo, the Surviving Company and the Surviving Corporation will cause its Subsidiaries to ensure) that proper provision will be made so that the successors and assigns of the Surviving Corporation, the Surviving Company or PubCo as the case may be, will succeed to the obligations set forth in this Section 6.4.

(d) The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and will be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Acquisition Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) will be binding on the Surviving Corporation, the Surviving Company and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) will survive the consummation of the Acquisition Closing and will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5. Notice of Developments. During the Interim Period, the Company will promptly (and in any event prior to the Acquisition Closing) notify SPAC in writing, and SPAC will promptly (and in any event prior to the Acquisition Closing) notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (b) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.5 will not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 6.5 will not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 6.6. Financial Statements.

(a) The Company will deliver to SPAC, (i) as promptly as reasonably practicable following the date of this Agreement, and in any event no later than June 30, 2026, the audited consolidated balance sheets of the Company as of June 30, 2025 and 2024, the related audited consolidated statements of operations and comprehensive loss and cash flows of the Company for the years then ended (the financial statements described in this clause (i), the “Audited Financial Statements”), and (ii) as promptly as reasonably practicable following the date of the applicable period, any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that as of such date is required to be included in the Registration Statement / Proxy Statement (the financial statements described in this clause (ii) collectively with the Audited Financial Statements, the “Company Post-Signing Financial Statements”). The Company will use commercially reasonable efforts to cause the Company Post-Signing Financial Statements (x) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of notes thereto), (y) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable) and (z) contain an unqualified report of the Company’s auditor other than with reference to a “going concern” emphasis of matter paragraph.

(b) The Company, SPAC and PubCo will each use its commercially reasonable efforts (i) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, SPAC or PubCo, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 6.7. No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees on behalf of itself and its Controlled Affiliates that it will not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.8. Parent Intercompany Amounts. Not later than three (3) Business Days prior to the Initial Closing, the Company will deliver to SPAC a true, correct and complete schedule of the Parent Intercompany Amounts, detailed by the purpose of the amounts by Existing Parent Intercompany Amounts and Parent Intercompany Amounts, together with reasonable supporting documentation.

Article VII
COVENANTS OF PUBCO, SPAC AND CERTAIN OTHER PARTIES

Section 7.1. PubCo Incentive Plan. Prior to the Acquisition Closing Date, PubCo will approve and adopt (a) an incentive equity plan in a form to be mutually agreed to by the Company and SPAC (the “PubCo Incentive Plan”). As promptly as reasonably practicable following the expiration of the sixty (60) day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo will file a registration statement on Form S-8 (or other applicable form) with respect to the PubCo Common Shares issuable under the PubCo Incentive Plan, and PubCo will use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the PubCo Incentive Plan remain outstanding.

Section 7.2. Extension. The Company and SPAC agree that, from the date hereof through the earlier of the Closing or the termination of this Agreement, but in no event for a period beyond the Outside Date, the Sponsor shall deposit, or cause to be deposited, into the Trust Account such amount, when and if required, under the SPAC Charter (in the form it exists as of the date hereof) in order to continue to extend the business combination deadline as set forth in the SPAC Charter (in the form it exists as of the date hereof) (each such required deposit, an “Extension Amount”), in each case in exchange for a non-interest bearing, unsecured promissory note. Any such promissory notes issued to its Affiliates in connection with deposits of Extension Amounts into the Trust Account will constitute Continuing Sponsor Non-Transaction Loans under this Agreement and will be treated in accordance with the terms applicable to Continuing Sponsor Non-Transaction Loans.

Section 7.3. Conduct of Business. Except (1) as contemplated or permitted by the Transaction Documents (including, for the avoidance of doubt, any action or failure to take an action reasonably required in connection with or as a result of the PIPE Financing Agreements or PIPE Investments, in each case in a manner consistent with Section 8.6), (2) as required by applicable Law, (3) as set forth on Section 7.3 of the SPAC Disclosure Letter or (4) as consented to by the Company in writing (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC (A) will operate its business in the Ordinary Course and (B) will not:

(a) (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, except as expressly contemplated by the Transaction Proposals, other than to amend the SPAC Charter to extend the business combination deadline;

(b) (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d) (i) make (outside of the Ordinary Course), change or revoke any election in respect of Taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement with any Governmental Authority, (v) settle any material Tax claim or assessment, (vi) knowingly surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);

(e) knowingly take any action could reasonably be expected prevent, impair or impede the Intended Tax Treatment;

(f) (i) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course that will terminate at the Initial Closing or for which no material amounts will accrue following the Initial Closing to the extent any amounts are accounted for as SPAC Transaction Expenses or Other Transaction Expenses, (ii) extend, transfer, terminate or waive any right or entitlement of material value under any material Contract in a manner that is materially adverse to the SPAC; provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC will not enter into, renew or amend in any respect, any transaction or Contract involving an Affiliate or Related Party of SPAC, Sponsor or any Affiliate of Sponsor, except as permitted under the Transaction Documents or in connection with the incurrence of Sponsor Loans in accordance with this Agreement; provided, further, that (A) SPAC or (B) Sponsor or any SPAC Related Party on its behalf or for which the SPAC is responsible or will result in a SPAC Transaction Expense or Other Transaction Expense will not enter into Contracts that result in any individual Other Transaction Expenses for which the SPAC or Sponsor is responsible that exceeds $50,000, individually (together with any substantially similar or series of Contracts for the same vendor), without the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed) which for the avoidance of doubt does not include Sponsor Loans;

(g) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness or other Liability or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, other than (i) Indebtedness expressly set out in the SPAC Disclosure Letter, (ii) Liabilities that qualify as SPAC Transaction Expenses, (iii) Liabilities related to or as a result of administrative and operational expenses incurred in the Ordinary Course consistent with SPAC’s operations as a blank check company, including additional Sponsor Loans incurred during the Interim Period, (iv) Liabilities that qualify as Other Transaction Expenses and (v) Indebtedness issued in connection with the Extension Amount; provided, that (A) SPAC or (B) Sponsor or any SPAC Related Party on its behalf or for which the SPAC is responsible or will result in a SPAC Transaction Expense or Other Transaction Expense will not enter into new engagement letter or Contract to pay or incur any individual Other Transaction Expenses for which the SPAC is responsible that exceeds $50,000, individually (together with any substantially similar or series of Contracts for the same vendor), without the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed), provided further that, for the avoidance of doubt, no such approval will be required in connection with any Other Transaction Expense required to be paid or which is incurred pursuant to applicable Law or pursuant to engagements or Contracts entered into or commenced prior to September 3, 2025;

(h) make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(i) (i) issue any Equity Securities, other than (i) the issuance of Equity Securities of PubCo (or SPAC convertible into Equity Securities of PubCo) pursuant to the PIPE Financing Agreements, this Agreement or in connection with any Sponsor Loans disclosed on the SPAC Disclosure Letter, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter, (ii) the grant any options, warrants, rights of conversion or other equity-based awards or (iii) in connection with the Extension Amount;

(j) settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;

(k) form any Subsidiary;

(l) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC; or

(m) enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.3;

provided, however, that during the Interim Period, neither the Surviving Company nor PubCo will take any action except as required or contemplated by this Agreement or the other Transaction Documents.

Section 7.4. Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Charter, the Company, SPAC and PubCo will take all such action within their power as may be necessary or appropriate such that immediately following the Acquisition Closing:

(a) the board of directors of PubCo (i) will have been reconstituted to consist of seven (7) directors, which will be comprised of (A) one (1) individual appointed by SPAC (the “SPAC Director”) and (B) up to six (6) individuals appointed by the Company, in each case with written notice to be delivered to PubCo sufficiently in advance to allow for inclusion of such individuals in the Proxy/Registration Statement and (ii) will have reconstituted its applicable committees to consist of the directors designated by the Company prior to the Acquisition Closing Date; provided, however, that the composition of the PubCo board of directors and committees will comply with the independence requirement under the Exchange Act and the listing rules of the exchange on which PubCo’s securities are listed; provided further, that the composition of the committees will ensure that the SPAC Director is afforded reasonable representation and review of the conduct of PubCo’s business affairs; and

(b) the individuals set forth on Schedule 7.4(b) as it may be updated by the Company prior to the Acquisition Closing will be the officers of PubCo, each such officer to hold office in accordance with the PubCo Organization Documents.

Section 7.5. Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, negotiate or enter into any letter of intent, term sheet or other document that would reasonably be expected to lead to any definitive agreement regarding any Business Combination or any SPAC Acquisition Proposal with any third party (other than with the Company or its Affiliates); (b) commence, continue or renew any due diligence, negotiations or discussions regarding any Business Combination or any SPAC Acquisition Proposal with any third party (other than with the Company or its Affiliates); (c) solicit or initiate transactions with, or encourage any inquiries or proposals by, or provide any non-public information to, any Person (other than the Company and its Representatives) concerning any Business Combination or any SPAC Acquisition Proposal (other than with the Company or its Affiliates).

(a) From and after the date of this Agreement until the receipt of the SPAC Shareholders’ Approval, or, if earlier, the termination of this Agreement in accordance with Article X, neither the SPAC Board nor any committee thereof will (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any SPAC Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to a SPAC Acquisition Proposal, (ii) withdraw, change or qualify or propose to publicly withdraw, qualify or modify, in a manner adverse to the Company, the SPAC Board Recommendation, (iii) approve or cause SPAC to enter into any merger agreement, letter of intent or other similar agreement relating to any SPAC Acquisition Proposal or that would reasonably be expected to lead to a SPAC Acquisition Proposal, (iv) fail to include the SPAC Board Recommendation any the Proxy/Registration Statement, (v) fail to publicly recommend against any tender offer or exchange offer for the Equity Securities of SPAC, or (vi) formally resolve or agree to do or publicly propose to do any of the foregoing (any action set forth in the foregoing clauses (i) to (v) of this sentence, a “Change of SPAC Board Recommendation”).

Section 7.6. SPAC Public Filings. During the Interim Period, each of SPAC and PubCo will use commercially reasonable efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.7. Sponsor Loans. Not later than three (3) Business Days prior to the Initial Closing, SPAC will deliver to the Company a true, correct and complete schedule of the Sponsor Loans, detailed by the purpose of the Sponsor Loans by Existing Sponsor Loans, Continuing SPAC Transactional Sponsor Loan and Continuing SPAC Non-Transactional Loans, together with reasonable supporting documentation. Prior to and in connection with the Initial Closing, SPAC will use commercially reasonable best efforts to obtain final invoices from its vendors and advisors and Sponsor’s vendors and advisors to the extent payments to the Sponsor’s vendors or advisors would be expenses payable or reimbursable by SPAC.

Section 7.8. Conduct of Business of Acquisition Entities. Until the Acquisition Closing, each Acquisition Entity will not engage in any business activities or conduct any operations other than in connection with the Transactions and will have no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its organization and the Transactions. Other than as contemplated by this Agreement, including in connection with the Transactions, the Private Placement and the matters set forth in Section 8.7, the Acquisition Entities will not:

(a) (i) amend their respective Organizational Documents (whether by merger, consolidation, amalgamation or otherwise) or (ii) liquidate, dissolve, reorganize or otherwise wind-up their respective businesses and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization; or

(b) transfer, issue, sell, grant, pledge or otherwise dispose of, as applicable, (i) any of the Equity Securities of the Acquisition Entities to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Acquisition Entities to purchase or obtain any Equity Securities of the Acquisition Entities to a third party.

Article VIII
JOINT COVENANTS

Section 8.1. Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities will use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities will use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities will (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company will promptly furnish to SPAC, and SPAC and the Acquisition Entities will promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party will permit counsel to the other parties an opportunity to review in advance, and each such party will consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC or any of the Acquisition Entities will enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the Company; provided, further, that neither the Company nor any Acquisition Entity will enter into any agreement with any Governmental Authority with respect to the Transactions which (i) as a result of its terms materially delays the consummation of, or prohibits, the Transactions or (ii) adds any condition to the consummation of the Transactions, in any such case, without the prior written consent of SPAC. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC and the Acquisition Entities agree to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party will not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, will each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity. SPAC will not be responsible for any filing fees payable by the Company Parent to Governmental Authorities related to its compliance or filings in connection with the Transactions.

Section 8.2. Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals; and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Acquisition Entities and the Company will prepare, and PubCo will file with the SEC, a Registration Statement (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the Transaction Proposals and (y) the registration under the Securities Act of the Registrable Securities. SPAC, the Acquisition Entities and the Company each will use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo will take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Common Shares and PubCo Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC will furnish all information respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(ii) As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC will, and will use commercially reasonable efforts to, within ten (10) Business Days of such finalization and effectiveness, mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, PubCo and the Company will furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any Governmental Authority (including any relevant U.S. Securities Exchange) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, will each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(iii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo will advise the Company and SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Common Shares and PubCo Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and will provide the Company and SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC, PubCo and the Company will cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iv) If, at any time prior to the Initial Merger Effective Time, any event or circumstance relating to SPAC, an Acquisition Entity or their respective officers or directors, should be discovered by SPAC or an Acquisition Entity which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, SPAC or PubCo, as the case may be, will promptly inform the Company. If, at any time prior to the Initial Merger Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company will promptly inform SPAC and PubCo. Thereafter, SPAC, PubCo and the Company will promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and SPAC and PubCo will promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC will establish a record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty-five (35) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts (A) to solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, OTC Market rules and the SPAC Charter. SPAC (x) will consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) will not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC will adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or PubCo reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) to comply with applicable Law or (5) to seek to limit or reverse any redemptions of SPAC Class A Ordinary Shares; provided further, however, that without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC will not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of thirty (30) consecutive days.

(ii) The Proxy/Registration Statement will include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting and neither the SPAC Board nor any committee thereof will withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII (a) the Company will, and will cause its Subsidiaries to, and (b) each of SPAC and the Acquisition Entities will, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or any of SPAC or any of the Acquisition Entities, as applicable, are required to obtain in order to consummate the Transactions (including the consents and approvals set forth in Section 8.3 of the Company Disclosure Letter), and (ii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of the Company, SPAC and PubCo, the use of commercially reasonable efforts to enforce their respective rights under the PIPE Financing Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VIII, will require the Company, any of its Subsidiaries, SPAC or any Acquisition Entity or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of PubCo, the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of any of PubCo, the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of PubCo, the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.4. Tax Matters.

(a) Each of SPAC, the Acquisition Entities and the Company will (i) use its respective commercially reasonable efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge would reasonably be expected to prevent, impair or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of SPAC, the Acquisition Entities and the Company will report the Transactions consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. The parties will cooperate with each other and their respective tax counsel to document and support the Tax treatment of each of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code (or, in the case of the acquisition Merger, as a contribution under Section 351(a) of the Code).

(b) If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC requests or requires that Tax opinions be prepared and submitted in such connection, SPAC and the Company will deliver to Kirkland & Ellis LLP and Perkins Coie LLP customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Proxy Statement/Registration Statement will have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Registration Statement, and, if required, Kirkland & Ellis LLP will furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Income Tax Treatment as it applies to the Initial Merger and, if required, Perkins Coie LLP will furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Income Tax Treatment as it applies to the Acquisition Merger.

(c) Each of the Parties will (and will cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the issuance of any Tax opinions regarding the Initial Merger or the Acquisition Merger and any Tax audit or proceeding. Such cooperation will include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and using commercially reasonable efforts to make available to the pre-Merger shareholders of SPAC information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Initial Merger.

Section 8.5. Shareholder Litigation. Prior to the Initial Closing Company will promptly advise SPAC, and SPAC will promptly advise the Company and PubCo, as the case may be, of any Action commenced (or to the Knowledge of PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party will keep the other party reasonably informed regarding any such Stockholder Litigation. Other than with respect to any Stockholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Stockholder Litigation related to or arising out of a SPAC Acquisition Proposal, (a) prior to the Initial Closing, PubCo will give the Company and SPAC a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement will be agreed to without the Company’s and SPAC’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed) and (b) SPAC will give the Company a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement will be agreed to without the Company’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 8.6. Private Placement.

(a) During the period between the date of this Agreement and the Initial Closing, SPAC and the Company will use reasonable best efforts to obtain additional financing from investors (“PIPE Investors”) to make an investment in PubCo (or SPAC or the Company to be converted into PubCo at Closing) to purchase equity in the aggregate amount (inclusive of the $4.0 million of Sponsor financing, which, for the avoidance of doubt, includes the $1.5 million funded under convertible preferred equity issued by the Company to Sponsor) of $25.0 million (the “PIPE Investment Amount”) by entering into customary subscription agreements in the form and substance and on terms reasonably satisfactory to the Company and SPAC (the “PIPE Financing Agreements”), pursuant to which the PIPE Investors commit to make investments in PubCo (or SPAC or the Company (which will require reasonable consent of SPAC or the Company, as applicable) to be converted into PubCo at Closing) by way of subscribing for equity securities, debt securities or other equity-linked or convertible securities of the Company (the “PIPE Investments” or the “Private Placement”). In the event that one or more PIPE Financing Agreements is entered into by SPAC, PubCo or the Company (the “Financing Entity”) in connection with the Private Placement, (i) the Financing Entity may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of any such PIPE Financing Agreement or any remedy thereunder, in each case, without the prior written consent of SPAC, which shall not be unreasonably withheld, and the Company, as applicable, other than immaterial or ministerial modifications or waivers, (ii) the Financing Entity will use its reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all the things necessary, proper or advisable to consummate the transactions contemplated by such PIPE Financing Agreement on the terms and subject to the conditions described therein, including satisfying on a timely basis all conditions and covenants applicable to the Financing Entity and otherwise complying with its obligations thereunder, (iii) if all conditions in any such PIPE Financing Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, the Financing Entity will consummate the transactions contemplated by each such PIPE Financing Agreement at the time contemplated in the PIPE Financing Agreement, (iv) the Financing Entity will deliver notices to counterparties to each such PIPE Financing Agreement as required by and in the manner set forth therein in order to cause timely funding in advance of the Acquisition Closing, (v) the Financing Entity will enforce its rights under each such PIPE Financing Agreement to cause the applicable PIPE Investors to fund the amounts set forth therein and (vi) the Financing Entity will provide prompt written notice to the Company if any counterparty to any PIPE Financing Agreement notifies the Financing Entity of any breach of any representation or other agreement contained in any such Financing Agreement by such counterparty.

(b) Prior to the Initial Closing, the Company will, and will cause the Company Parent to, use its commercially reasonable efforts to provide to SPAC, and will cause each of its Subsidiaries to use its commercially reasonable efforts to provide, and will use its commercially reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by SPAC that is customary in connection with completing the Private Placement (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), which commercially reasonable efforts will include, among other things, the Company’s (i) furnishing, reasonably promptly following receipt of a request therefore, information regarding the Company (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such financing activities, to the extent reasonably available and subject to disclosure limitation for a public company, (ii) causing the Company Parent’s and the Company’s senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions and drafting sessions, (iii) taking all corporate actions, subject to the occurrence of the Initial Closing, reasonably requested by SPAC or any financing sources to permit the consummation of such financing activities, and (iv) cooperating with requests for due diligence to the extent customary and reasonable.

Section 8.7. U.S. Securities Exchange Listing Efforts.

(a) The Company and SPAC will use their commercially reasonable efforts to cause PubCo to satisfy the applicable U.S. Securities Exchange listing requirements by the Acquisition Closing, such as the shareholder distribution requirements relating to Round Lots and Round Lot Holders (each as defined in the applicable U.S. Securities Exchange Listing Rules), including through engaging a third party advisor. To the extent SPAC and the Company mutually determine to engage a Listing Advisor for this purpose, promptly following the date of this Agreement, the Company and SPAC will jointly engage a third party advisor (the “Listing Advisor”) with experience in identifying transaction counterparties for transactions that would result in PubCo satisfying applicable U.S. Securities Exchange listing rules, including the shareholder distribution requirements relating to Round Lots and Round Lot Holders (each as defined in the U.S. Securities Exchange Listing Rules).

(b) The Listing Advisor will use commercially reasonable efforts to identify and present to SPAC and PubCo one or more potential transaction counterparties that are willing to participate in a merger or similar transaction (a “Listing Transaction”) that, when taken together with PubCo’s existing and anticipated shareholder base, would result in PubCo satisfying applicable U.S. Securities Exchange listing rules, including the shareholder distribution requirements relating to Round Lots and Round Lot Holders (each as defined in the applicable U.S. Securities Exchange Listing Rules). SPAC, PubCo, and the Company will consult with each other in good faith regarding the selection of any such counterparty, and no such counterparty will be selected without the prior written consent of SPAC and the Company.

(c) Following the identification and selection of a Listing Transaction counterparty, SPAC and the Company will use commercially reasonable best efforts to negotiate, finalize, and execute a definitive agreement with such counterparty (the “Listing Transaction Agreement”), on terms reasonably satisfactory to SPAC and the Company, providing for the consummation of the Listing Transaction on terms substantially consistent with the purpose of this Section 8.7 and otherwise in compliance with applicable Law. The structure and terms of the Listing Transaction will be mutually agreed upon in good faith by SPAC and the Company.

(d) Each of SPAC, PubCo, the Company and the Acquisition Entities will use commercially reasonable best efforts to cooperate with each other, the Listing Advisor, and any counterparty in connection with the Listing Transaction, including by providing such information and taking such actions as may be reasonably necessary to (i) obtain any required approvals, consents, or orders of any applicable Government Authority, (ii) prepare and file any notices, motions, or other documents required to be filed therewith, (iii) prepare any disclosure regarding the Listing Transaction for inclusion in the Proxy/Registration Statement, and (iv) take all other actions reasonably necessary to consummate the Listing Transaction in accordance with the Listing Transaction Agreement and applicable Law.

(e) Notwithstanding the foregoing, if (i) the Listing Transaction contemplated by this Section 8.7 is not reasonably likely to be consummated on a timely basis or on terms reasonably satisfactory to SPAC and the Company, or (ii) SPAC and the Company mutually agree in writing that an alternative method or structure would be more effective or advisable in enabling PubCo to satisfy the applicable U.S. Securities Exchange listing rules described herein, then SPAC, PubCo, and the Company will use commercially reasonable best efforts to pursue such alternative methods or structures in lieu of, or in addition to, the Listing Transaction, on terms mutually agreed upon by SPAC and the Company (an “Alternative Listing Transaction”).

Section 8.8. U.S. Securities Exchange Listing. From the date of this Agreement through the closing of the Initial Merger, PubCo will promptly apply for, and along with SPAC and the Company, will use commercially reasonable efforts to cause, the PubCo Common Shares and public PubCo Converted Warrants to be issued in connection with the Transactions to be approved for listing on NASDAQ or other U.S. Securities Exchange and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, prior to the Initial Closing Date. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, will each be responsible for and pay one-half of the filing fees payable to NASDAQ in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 8.9. Services Agreement. Prior to the Initial Closing Date, Company Parent, the Company and SPAC will use reasonable best efforts to negotiate in good faith a customary and commercially reasonable services agreement, including pricing, with respect to the provision of services and assets from the Company Parent to the Company that are reasonably necessary to operate the Company business and operations and at substantially the same level of quality, timeliness, and priority as such services and assets, unless otherwise reasonably agreed to by SPAC, were provided to the Company during the twelve (12)-month period prior to the Initial Closing Date (the “Services”), which Services will include the third party vendor and other services being provided via agreement or arrangement with the Company Parent.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing, and the obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Acquisition Closing, are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a) The SPAC Shareholders’ Approval and the Company Approval will have been obtained;

(b) The Proxy/Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

(c) (i) PubCo’s initial listing application with a U.S. Securities Exchange in connection with the Transactions will have been conditionally approved and, immediately following the Acquisition Closing, PubCo will satisfy any applicable initial and continuing listing requirements of such U.S. Securities Exchange and PubCo will not have received any notice of non-compliance therewith, and (ii) the PubCo Common Shares and public PubCo Converted Warrants to be issued in connection with the Transactions will have been approved for listing on a U.S. Securities Exchange, subject to official notice of issuance;

(d) Reserved.

(e) No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Initial Closing or the Acquisition Closing illegal or which otherwise prevents or prohibits consummation of the Initial Closing or the Acquisition Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

Section 9.2. Conditions to Obligations of SPAC and the Acquisition Entities at Initial Closing. The obligations of SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions as of the Initial Closing Date, any one or more of which may be waived in writing by SPAC:

(a) The representations and warranties contained in Section 3.4 (Authorization), Section 3.11(b) (Absence of Changes) will be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date. The representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3(b) (Capitalization), Section 3.18 (Brokers), will be true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 3.3(a) (Capitalization) (disregarding any such qualifications and exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) will be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any such qualifications and exceptions) will be true and correct in all respects at and as of such date) other than de-minimis inaccuracies. Each of the other representations and warranties of the Company and the Acquisition Entities contained in this Agreement will be true and correct as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date) except for inaccuracies in or the failure of such representations and warranties to be true and correct that (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and

(b) Each of the covenants of the Company to be performed as of or prior to the Initial Closing Date will have been performed in all material respects, including delivery of all of the documentation required under Section 2.4.

(c) Since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing.

(d) The Company shall have waived in writing its condition set forth in Section 9.4 or the condition shall have been satisfied.

Section 9.3. Conditions to Obligations of the Company at Initial Closing. The obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions as of the Initial Closing Date, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in Section 4.4 (Authorization) and Section 4.10(b) (Absence of Changes) will be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date. The representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Structure; Subsidiaries), Section 4.13 (Brokers), Section 4.18 (Business Activities)will be true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 4.3 (Capitalization) (disregarding any such qualifications and exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) will be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any such qualifications or exceptions) will be true and correct in all respects at and as of such date), in each case other than de-minimis inaccuracies. Each of the other representations and warranties of SPAC contained in this Agreement will be true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date) except for inaccuracies in or the failure of such representations and warranties to be true and correct that (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “SPAC Material Adverse Effect” or any similar qualification or exception), individually or in the aggregate, has not had, and would not reasonably be expected to have a SPAC Material Adverse Effect; and

(b) Each of the covenants of SPAC and the Acquisition Entities to be performed as of or prior to the Initial Closing Date will have been performed in all material respects, including delivery of all of the documentation required under Section 2.4.

Section 9.4. Conditions to Obligations of the Company at Acquisition Closing. The obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Acquisition Closing will be subject to the satisfaction of the additional conditions, any one or more of which may be waived in writing by the Company, that (a) the Initial Merger Effective Time and the Initial Closing will have occurred and (b) the Minimum Cash Condition will have been met.

Section 9.5. Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.3.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Initial Merger Effective Time:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC if the SPAC Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation;

(d) by written notice from SPAC or the Company to the other if the Required Parent Shareholder Approval was not obtained at the Company Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement or the Shareholder Support Agreement;

(e) by written notice from SPAC or the Company to the other if the SPAC Shareholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;

(f) by written notice from SPAC to the Company, at any time prior to the receipt of the Required Parent Shareholder Approval, if the Company Parent Board effects a Change of Company Recommendation;

(g) by written notice from the Company to SPAC, at any time prior to the receipt of the Required Parent Shareholder Approval, if the Company Parent Board authorized the Company or the Company Parent to enter into an Alternative Acquisition Agreement after termination of this Agreement, to the extent permitted by and in accordance with the terms of Section 6.3(e); provided, that the Company will prior to or concurrently with, and as a condition of, such termination pay the Company Termination Fee to SPAC pursuant to Section 10.3;

(h) by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach, such termination will not be effective, and such termination will become effective only if the Terminating Company Breach is not cured within such 30-day period, provided that SPAC will not have the right to terminate this Agreement pursuant to this Section 10.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(i) by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity, then for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach, such termination will not be effective, and such termination will become effective only if the Terminating SPAC Breach is not cured within such 30-day period, provided that Company will not have the right to terminate this Agreement pursuant to this Section 10.1(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(j) by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement will not have been consummated on or prior to January 9, 2027 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(j) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the transactions to be consummated by such time.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement will forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for actual fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3, Section 8.1(c), the last sentence of Section 8.2(a)(ii) and Article XI will survive any termination of this Agreement.

Section 10.3. Company Termination Amount.

(a) If this Agreement is terminated (i) by SPAC or the Company pursuant to Section 10.1(d) (x) if the Company Parent effected a Change of Company Recommendation prior to the Company Parent Shareholders Meeting at which a vote for the Required Parent Shareholder Approval was actually taken or (y) as a result of the failure to receive the Required Parent Shareholder Approval following such time as a Company Parent Acquisition Transaction occurred at the Company Parent (where for purposes of this Section 10.3(a)(i)(y), the references to 50% in the definition of Company Parent Acquisition Transaction shall be replaced with 35%), (ii) by SPAC pursuant to Section 10.(f) or (iii) by the Company pursuant to Section 10.1(g), then the Company will pay to SPAC its reasonable and documented expenses incurred in connection with the Transactions through the date this Agreement is terminated, which will not exceed $6,000,000 (the “Company Termination Amount”).

(b) All payments under this Section 10.3 will be made by wire transfer of immediately available funds to an account designated in writing by SPAC within two Business Days following the submission of reasonable documentation supporting the expense reimbursement.

(c) Each of the parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the Transactions, and that without these agreements, SPAC and the Company would not enter into this Agreement.

Article XI
MISCELLANEOUS

Section 11.1. Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Acquisition Entity acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on January 26, 2021 (File No. 333-39945), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Acquisition Entity further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and each Acquisition Entity hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account or SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any knowing and intentional breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 11.1 will survive the termination of this Agreement for any reason.

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Acquisition Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver will be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder will be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication will be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a) If to SPAC, to:

Constellation Acquisition Corp I
1290 Avenue of the Americas, 10th Floor

New York, NY 10104

Att: Chandra R. Patel, Jarett Goldman
Email: crpatel@antarcticacapital.com, jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz

E-mail: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com; monica.ruiz@kirkland.com

(b) If to any Acquisition Entity, to:

c/o Constellation Acquisition Corp I
1290 Avenue of the Americas, 10th Floor

New York, NY 10104

Att: Chandra R. Patel, Jarett Goldman
Email: crpatel@antarcticacapital.com, jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz

E-mail: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com; monica.ruiz@kirkland.com

(c) If to the Company, to:

HiTech Minerals Inc.
241 Ridge Street Suite 210

Reno, Nevada 89501

Attention: Ian Rodgers
Email: Ian@jindaleelithium.com

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036-2711
Attention: Elliott Smith; Christopher Hall
E-mail: ElliottSmith@perkinscoie.com; chall@perkinscoie.com

Section 11.4. Assignment. No party hereto will assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent will be void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any benefit or compensation plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other benefit or compensation plan, policy, agreement or other arrangement following the Acquisition Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, and (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.17.

Section 11.6. Expenses. Except as set forth in Sections 8.1(c), Section 8.2(a)(i), and Section 10.3, each party hereto will be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Acquisition Closing will occur, the Surviving Company will pay or cause to be paid (i) Transfer Taxes and (ii) all loan amounts elected to be settled in cash by Company Parent and all expenses described in and in accordance with Section 2.4(c).

Section 11.7. Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the SPAC Board and the Initial Merger and any right to or exercise of any appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Initial Merger, will in each case be governed by the laws of the Cayman Islands and that that the fiduciary duties of the Company Board and the Acquisition Merger will in each case be governed by the laws of the State of Nevada).

Section 11.8. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING WILL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW WILL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9. Headings; Counterparts. The headings in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together will constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) will have the same legal effect as original signatures and will be considered original executed counterparts of this Agreement.

Section 11.10. Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) will be deemed references to such parts of this Agreement, unless the context will otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter will be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information will not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor will such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 11.11. Entire Agreement. This Agreement (together with the Disclosure Letters) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Summary of Certain Proposed Terms and Conditions between SPAC and the Company, dated as of November 3, 2025). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 11.12. Amendments. This Agreement may be amended or modified in whole or in part prior to the Initial Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which will be executed by the Company and the SPAC; provided, however, that after the Company Approval or the SPAC Shareholders’ Approval has been obtained, there will be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the SPAC Shareholder, respectively, without such approval having been obtained.

Section 11.13. Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, will prior to the Acquisition Closing, be subject to the prior mutual approval of SPAC and the Company; provided, that no such party will be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

(b) The restriction in Section 11.13(a) will not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement will, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.14. Confidentiality. The existence and terms of this Agreement are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and will at all times be considered confidential and treated with the same degree of care that such party uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality of such information. Notwithstanding anything to the contrary contained in the preceding sentence, each party will be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including the applicable U.S. Securities Exchange ), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 11.15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they will take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, will amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.16. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action will be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 11.17. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party to this Agreement or any other Transaction Document), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, any Acquisition Entity or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.18. Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will not survive the Acquisition Closing and will terminate and expire upon the occurrence of the Acquisition Closing (and there will be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Acquisition Closing, and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article XI.

Section 11.19. Conflicts and Privilege.

(a) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC, PubCo or the Surviving Corporation) (collectively, the “Constellation Group”), on the one hand, and (y) PubCo, the Surviving Company or any member of the Company Parent Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented SPAC or the Sponsor prior to the Acquisition Closing may represent the Sponsor or any other member of the Constellation Group, in such dispute even though the interests of such Persons may be directly adverse to PubCo or the Surviving Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Surviving Company or the Sponsor. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Acquisition Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the Constellation Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence will survive the Mergers and belong to the Constellation Group after the Acquisition Closing, and will not pass to or be claimed or controlled by PubCo or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Acquisition Closing with SPAC or the Sponsor under a common interest agreement will remain the privileged communications or information of PubCo, the Surviving Company and the Surviving Corporation.

(b) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (x) the Company Parent, the shareholders or holders of other equity interests of the Company and Company Parent or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo) (collectively, the “Company Parent Group”), on the one hand, and (y) PubCo, the Surviving Corporation or any member of the Constellation Group, on the other hand, any legal counsel, including Perkins Coie LLP (“Perkins”) that represented the Company Parent Group prior to the Acquisition Closing may represent any member of the Company Parent Group in such dispute even though the interests of such Persons may be directly adverse to PubCo and the Surviving Corporation, and even though such counsel may have represented the Company Parent Group in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo and the Surviving Corporation. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Acquisition Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the Company Parent Group, on the one hand, and Perkins, on the other hand, the attorney/client privilege and the expectation of client confidence will survive the Mergers and belong to the Company Parent Group after the Acquisition Closing, and will not pass to or be claimed or controlled by PubCo or the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Acquisition Closing with the Company or the Company Parent Group under a common interest agreement will remain the privileged communications or information of PubCo or the Surviving Corporation.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:

Constellation Acquisition Corp I

By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Chief Executive Officer

MERGER SUB 1:

CAC Merger Sub I LLC

By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Chief Executive Officer

MERGER SUB 2:

USE Merger Sub 2 Inc.

By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Chief Executive Officer

PUBCO:

US Elemental Inc.

By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Chief Executive Officer

COMPANY:

HiTech Minerals Inc.

By:	/s/ Lindsay Dudfield
	Name:	Lindsay Dudfield
	Title:	President

Exhibit A

Sponsor Support Agreement

[Omitted - Filed under Separate Cover]

A-1

Exhibit B

Shareholder Support Agreement

[Omitted - Filed under Separate Cover]

B-1

Exhibit C

Form Voting Agreement

[Omitted - Filed under Separate Cover]

C-1

Exhibit D

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between CAC Merger Sub I LLC (the “Surviving Company”) and Constellation Acquisition Corp I (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a limited liability company incorporated in Delaware and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the business combination agreement dated [insert date] and made by and among the Surviving Company, the Merging Company, US Elemental Inc., USE Merger Sub 2 Inc., and HiTech Minerals, Inc. (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904 and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the Surviving Company has 100% of its limited liability company membership interests issued and outstanding (the “LLC Interests”).

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$22,100; divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each of which [●] are in issue, 20,0000 Class B ordinary shares of a par value of US$0.0001 each of which [8,625,000] are in issue and 1,000,000 preference shares of US$0.0001 each of which none are in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Statute (the “Effective Date”).

D-1

7	The terms and conditions of the Merger, including the manner and basis of converting shares/LLC Interests in each constituent company into LLC Interests in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the LLC Interests in the Surviving Company are set out in the certificate of formation and the operating agreement of the Surviving Company in the form annexed at Annexure 2 hereto (the “Organisational Documents”).

9	The Organisational Documents immediately prior to the Merger shall be the Organisational Documents after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	Each Director of the Merging Company will cease to be a director of Merging Company on the Effective Date. The surviving company (as defined in the Statute) shall be managed by its sole member and any officers of the surviving company (as defined in the Statute) will be appointed as provided for in the Organisational Documents.

13	This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

14	This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors of the Merging Company or by the managers of the Surviving Company;

15.2	amended by the board of directors of the Merging Company or by the managers of the Surviving Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the managers or directors (as applicable) of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(Signature Pages Follow).

2

(Surviving Company Signature Page to Plan of Merger)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by Chandra Patel	)

Duly authorised for	)

and on behalf of	)	Director

CAC Merger Sub I LLC	)

3

(Merging Company Signature Page to Plan of Merger)

SIGNED by Chandra Patel	)

Duly authorised for	)

and on behalf of	)	Director

Constellation Acquisition Corp I	)

4

Annexure 1

Business Combination Agreement

5

Annexure 2

Organisational Documents of the Surviving Company

6